UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NUCOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1915 Rexford Road       Charlotte, North Carolina 28211       Phone 704.366.7000       Fax 704.362.4208

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The 2019 annual meeting of stockholders (the “Annual Meeting”) of Nucor Corporation (“Nucor”) will be held at 10:00 a.m., Eastern Time, on Thursday, May 9, 2019, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina 28211, for the following purposes:

•	To elect the seven directors nominated by the Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2019;

•	To approve, on an advisory basis, Nucor’s named executive officer compensation in 2018;

•	To consider and vote on two stockholder proposals; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders as of the close of business on March 11, 2019 are entitled to receive notice of and to vote at the Annual Meeting.

This year we will be using the Securities and Exchange Commission rule that allows us to provide our proxy materials to our stockholders via the Internet. By doing so, most of our stockholders will only receive a notice of the Annual Meeting containing instructions on how to access the proxy materials via the Internet and vote online, by telephone or by mail. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting a copy.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March 22, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 9, 2019

The Notice of 2019 Annual Meeting of Stockholders and Proxy Statement and

the 2018 Annual Report to Stockholders are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE VIA THE INTERNET, BY TELEPHONE OR BY MAIL.

i

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. As this summary does not contain all of the information that you should consider, please refer to the complete Proxy Statement before voting.

Annual Meeting of Stockholders

Time & Date:	10:00 a.m., Eastern Time, May 9, 2019
Place:	Charlotte Marriott SouthPark Morrison Ballroom 2200 Rexford Road Charlotte, North Carolina 28211
Record Date:	March 11, 2019
Who Can Vote:	Stockholders as of the close of business on the record date are entitled to receive notice of, and to vote at, the 2019 Annual Meeting of Stockholders.

Voting Matters

Proposals		Board Vote Recommendation	Page # for Additional Information
1.	Election of seven directors	FOR each nominee	6
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	FOR	22
3.	Advisory vote to approve named executive officer compensation in 2018	FOR	49
4.	Stockholder proposal regarding lobbying report	AGAINST	50
5.	Stockholder proposal regarding political spending report	AGAINST	53

Director Nominees (page 6)

Name	Age	Director Since	Professional Background	Independent
Lloyd J. Austin III	65	2017	Retired four-star general, U.S. Army	Yes
Patrick J. Dempsey	54	2016	President and CEO, Barnes Group Inc.	Yes
John J. Ferriola	66	2011	Chairman, CEO and President, Nucor Corporation	No
Victoria F. Haynes, Ph.D.	71	1999	Retired President and CEO, RTI International	Yes
Christopher J. Kearney	63	2008	Retired Chairman, President and CEO, SPX FLOW, Inc.	Yes
Laurette T. Koellner	64	2015	Retired President, Boeing International	Yes
John H. Walker	61	2008	Non-Executive Chairman, Global Brass and Copper Holdings, Inc.	Yes

    2019 Proxy Statement    1

Corporate Governance Highlights (page 12)

Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our stockholders. Our governance framework includes the following highlights:

Board and Governance Information
Size of Board	7	Average director tenure	8 Years
Number of independent directors	6	All directors stand for annual election	Yes
Average age of directors	64	Supermajority threshold for mergers	Yes
Number of Board meetings in 2018	5	Proxy access	No
Mandatory retirement age for directors	72	Stockholder action by written consent	Yes
Percentage of women and minority Board members	43%	Poison pill	No
Majority vote resignation policy in uncontested director elections	Yes	Stock ownership guidelines for non-employee directors and executive officers	Yes
Separate Chairman and CEO	No	Anti-hedging and short-selling policies	Yes
Independent lead director	Yes	Executive officer incentive compensation recoupment policy	Yes

2         2019 Proxy Statement

GENERAL INFORMATION

The Board of Directors (the “Board of Directors” or the “Board”) of Nucor Corporation (“Nucor,” the “Company,” “we,” “us” or “our”) is soliciting your proxy for use at the 2019 annual meeting of stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on Thursday, May 9, 2019 at the Charlotte Marriott SouthPark located at 2200 Rexford Road, Charlotte, North Carolina 28211. Directions to the location of the Annual Meeting may be obtained by calling (704) 366-7000.

Delivery of Proxy Materials

The Securities and Exchange Commission rules and regulations (the “SEC rules”) allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. The notice, or a full set of the proxy materials (including this Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 22, 2019, and the proxy materials were posted on the investor relations portion of the Company’s website, www.nucor.com/investors, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting a copy. The information on our website is not a part of this Proxy Statement.

Shares Entitled to Vote; Quorum

The record date for the Annual Meeting is March 11, 2019. Only holders of record of Nucor common stock as of the close of business on that date will be entitled to vote at the Annual Meeting. As of the record date, 304,782,126 shares of Nucor common stock were outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Nucor common stock issued, outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the meeting.

Voting Rights and Procedures

Each share of Nucor common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of Nucor common stock is entitled to cumulative voting rights, which means that when voting for director nominees each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for director nominees, all of the votes to which a share of Nucor common stock is entitled may be voted in favor of one nominee or may be distributed among the nominees. The proxy holders will have the discretionary authority to cumulate votes in the election of directors.

Stockholders of record who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating in writing on their proxy card or on their ballot when voting in person at the Annual Meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate his or her votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Voting Requirement to Approve Each of the Proposals

The following sets forth the voting requirement to approve each of the proposals:

Proposal 1, Election of Directors.    Directors shall be elected by a plurality of the votes cast (meaning that the seven director nominees who receive the highest number of votes cast “for” their election will be elected as directors), subject to a Corporate Governance Principle adopted by the Board as described below.

Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2019 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

    2019 Proxy Statement    3

GENERAL INFORMATION

Proposal 3, Advisory Vote to Approve Named Executive Officer Compensation.    Approval, on an advisory basis, of Nucor’s named executive officer compensation in 2018 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

Proposals 4 and 5, Stockholder Proposals.    Approval of each of the stockholder proposals requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

Other Items.    Approval of any other matters requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the item (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the item for it to be approved).

“Withhold” Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Under the New York Stock Exchange rules (the “NYSE rules”), proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2019, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, proposals 1, 3, 4 and 5, the election of directors, the advisory vote to approve Nucor’s named executive officer compensation in 2018 and the two stockholder proposals, respectively, are “non-routine” matters under the NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the proposal. “Withhold” votes will also generally have no effect on the outcome of the proposal. However, the Board of Directors has adopted a Corporate Governance Principle intended to give effect to “withheld” votes in uncontested director elections under certain circumstances. This Corporate Governance Principle, which is described in more detail in this Proxy Statement under “Proposal 1: Election of Directors,” requires, in an uncontested election, any nominee for director who is an incumbent director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to promptly tender his or her resignation to Nucor’s Corporate Secretary following certification of the stockholder vote for consideration by the Board.

With respect to proposals 2, 3, 4 and 5, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2019, the advisory vote to approve Nucor’s named executive officer compensation in 2018 and the two stockholder proposals, respectively, you may vote “for” or “against” the proposals, or you may “abstain” from voting on the proposals. An abstention will be counted as a vote present or represented and entitled to vote on the proposals and will have the same effect as a vote “against” the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome. As discussed above, because proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2019, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

4         2019 Proxy Statement

GENERAL INFORMATION

Voting of Proxies

Each valid proxy received and not revoked before the Annual Meeting will be voted at the meeting. To be valid, a written proxy card must be properly executed. Proxies voted by telephone or via the Internet must be properly completed pursuant to this solicitation. If you specify your vote regarding any matter presented at the Annual Meeting, your shares will be voted by one of the individuals named on the proxy card in accordance with your specification. If you do not specify your vote, your shares will be voted:

•	FOR the election of each of the seven director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2019;

•	FOR the approval, on an advisory basis, of Nucor’s named executive officer compensation in 2018; and

•	AGAINST the approval of each of the two stockholder proposals.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to Nucor’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date by telephone, via the Internet or by mail until the applicable deadline for each method specified in the enclosed proxy card or the notice; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your shares in street name and you have instructed your broker, bank, trustee or other nominee to vote your shares, you may change or revoke your voting instructions by following the specific instructions provided to you by your broker, bank, trustee or other nominee, or, if you have obtained a legal proxy from your broker, bank, trustee or other nominee, by attending the Annual Meeting and voting in person.

    2019 Proxy Statement    5

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members and has no vacancies. On the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the seven persons named below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and were elected to the Board at the 2018 annual meeting of stockholders. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Majority Voting in Uncontested Director Elections.    We have a majority vote standard in uncontested director elections in order to address “holdover” terms for any incumbent directors. Under our Corporate Governance Principles, in an uncontested election, any nominee for director who is an incumbent director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to Nucor’s Corporate Secretary following certification of the stockholder vote for consideration by the Board. In such event, within 120 days following certification of the stockholder vote, the Board will decide, after taking into account the recommendation of the Governance and Nominating Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Governance and Nominating Committee and the Board may each consider all factors it deems relevant in deciding whether to accept a director’s resignation. Nucor will promptly disclose the Board’s decision and the reasons therefor in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”). The resignation policy set forth in the Company’s Corporate Governance Principles does not apply to contested elections.

Vote Recommendation

The Board of Directors recommends a vote FOR the election of each of the seven nominees listed below. Unless otherwise specified, proxies will be voted FOR each nominee.

6         2019 Proxy Statement

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,

ATTRIBUTES AND SKILLS OF THE NOMINEES

LLOYD J. AUSTIN III Director Since: 2017 Age: 65	General Austin is a retired four-star general who served for 41 years in the U.S. Army. From March 2013 through March 2016, General Austin served as the commander of U.S. Central Command responsible for military strategy and joint operations throughout the 20-country Central Region that includes Iraq, Syria, Iran, Afghanistan, Pakistan, Yemen, Egypt and Saudi Arabia. Prior to that, he served as the 33rd Vice Chief of Staff of the U.S. Army from January 2012 to March 2013 and as the Combined Forces Commander in Iraq from September 2010 through the completion of Operation New Dawn in December 2011. He is the recipient of numerous U.S. military awards, including the Silver Star, five Defense Distinguished Service Medals and the Legion of Merit. General Austin currently serves as a director of Tenet Healthcare Corporation and United Technologies Corporation, and is on the Board of Trustees of Guest Services, Inc. (non-public). General Austin brings to the Board a unique and valuable perspective from his years of proven leadership and management in the U.S. Army, including service at the most senior levels in the U.S. Armed Forces.

PATRICK J. DEMPSEY Director Since: 2016 Age: 54	Mr. Dempsey has served as the President and Chief Executive Officer of Barnes Group Inc., a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers, since March 2013. Prior to this appointment, since February 2012, Mr. Dempsey served as Barnes Group’s Senior Vice President and Chief Operating Officer. Mr. Dempsey joined Barnes Group in October 2000 and has held a series of roles, including President, Windsor Airmotive; Vice President, Barnes Group; President, Barnes Aerospace; President, Barnes Distribution; and President, Logistics and Manufacturing Services. Prior to joining Barnes Group, Mr. Dempsey held leadership positions at United Technologies Corporation’s Pratt and Whitney Division and the Interturbine Group of Companies. Mr. Dempsey currently serves as a director of Barnes Group and also serves on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation. Mr. Dempsey brings to the Board extensive experience in the areas of business management, technology leadership, corporate strategy and development, and international business.

JOHN J. FERRIOLA Director Since: 2011 Age: 66	Mr. Ferriola has served as Chairman of Nucor since January 2014 and Chief Executive Officer and President of Nucor since January 2013. Previously, Mr. Ferriola served as President and Chief Operating Officer of Nucor from January 2011 to December 2012. Prior to that, Mr. Ferriola served as Chief Operating Officer of Steelmaking Operations of Nucor from 2007 to 2010, Executive Vice President from 2002 to 2007 and Vice President from 1996 to 2001. He currently serves as Vice Chairman of the American Iron and Steel Institute and is on the Executive Committee of the World Steel Association and the National Association of Manufacturers. Mr. Ferriola has been active in the Association for Iron and Steel Technology for over 30 years and has served on its board of directors. He has also served on the board of directors and as Chairman of the Steel Manufacturers Association. With a degree in electrical engineering, Mr. Ferriola worked in various operating and management roles in the steel industry before joining Nucor. His 45 years of industry experience, including 28 years at Nucor, gives him a comprehensive knowledge of the Company and the steel industry.

    2019 Proxy Statement    7

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

VICTORIA F. HAYNES, PH.D. Director Since: 1999 Age: 71	Dr. Haynes served as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology, from 1999 until her retirement in 2012. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the boards of directors of PPG Industries, Inc. and Royal DSM N.V. Dr. Haynes served as a director of Axiall Corporation from 2013 through 2016. Dr. Haynes brings more than 40 years of experience in technology leadership, management and new business development to the Board.

CHRISTOPHER J. KEARNEY Director Since: 2008 Age: 63	Mr. Kearney founded Eagle Marsh Holdings, LLC, a business and real estate investment firm, in 2016 and has served as its managing partner since its formation. Mr. Kearney previously served as Non-Executive Chairman of the board of directors of SPX FLOW, Inc., a global supplier of highly engineered flow components, process equipment and turn-key solutions into the power and energy, food and beverage and industrial end markets, from January 2016 until May 2017 and as Chairman, President and Chief Executive Officer from October 2015 through December 2015. Prior to the spinoff of SPX FLOW from SPX Corporation, a global multi-industry manufacturer, Mr. Kearney served as Chairman of SPX Corporation from 2007 through September 2015, and as President and Chief Executive Officer of SPX from 2004 through September 2015. He joined SPX Corporation in 1997 as Vice President, Secretary and General Counsel. Mr. Kearney currently serves as a director of United Technologies Corporation. He served as a director of SPX Corporation from 2007 through 2016 and of Polypore International, Inc. from 2012 through 2015. In addition to his strong leadership skills developed as the CEO of a global manufacturing company, Mr. Kearney brings valuable business and mergers and acquisitions experience as well as corporate legal experience to the Board.

LAURETTE T. KOELLNER Director Since: 2015 Age: 64	Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, an aircraft leasing subsidiary of American International Group, Inc. (“AIG”), from 2012 until its sale in 2014. Ms. Koellner is the former President of Boeing International, a division of The Boeing Company, an aerospace manufacturer, serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2001. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corporation, where her roles included Vice President and Corporate General Auditor as well as Division Director of Human Resources. Ms. Koellner currently serves on the boards of directors of Celestica Inc., The Goodyear Tire & Rubber Company and Papa John’s International, Inc. She served as a director of Hillshire Brands, Inc. from 2003 through 2014 and of AIG from 2009 through 2012. Ms. Koellner brings extensive international and financial expertise to the Board as well as experience in corporate governance and risk management.

8         2019 Proxy Statement

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

JOHN H. WALKER Director Since: 2008 Age: 61	Mr. Walker has served as Lead Director of Nucor since February 2017. He has served as Non-Executive Chairman of Global Brass and Copper Holdings, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since March 2014. Mr. Walker previously served as Executive Chairman of Global Brass and Copper from November 2013 to March 2014 and as Chief Executive Officer from 2007 to March 2014. Prior to joining Global Brass and Copper, Mr. Walker was President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker was a director of United Continental Holdings, Inc. from 2002 through 2016. In serving as Chief Executive Officer for three different companies, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to the Board more than 35 years of experience in metal-related manufacturing and fabricating industries.

    2019 Proxy Statement    9

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below give information concerning the beneficial ownership of Nucor’s common stock as of February 28, 2019 by all directors and director nominees, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than 5% of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the SEC rules.

Executive Officers and Directors

	Shares Owned			Shares Subject to Options (1)	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class (2)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power
Lloyd J. Austin III	—		—	—	2,127	2,127	*
James R. Darsey	1,840		103,190	272,030	—	377,060	*
Patrick J. Dempsey	—		—	—	4,497	4,497	*
John J. Ferriola	184,504		—	901,615	209,231	1,295,350	*
James D. Frias	98,785	(3)	—	125,482	115,622	339,889	*
Ladd R. Hall	124,179	(3)	8,402	51,238	103,900	287,719	*
Victoria F. Haynes	20		—	—	30,880	30,900	*
Christopher J. Kearney	6,000		—	—	26,925	32,925	*
Laurette T. Koellner	—		—	—	7,365	7,365	*
Raymond S. Napolitan, Jr.	34,909	(3)	2,880	85,562	71,869	195,220	*
R. Joseph Stratman	44,914	(3)	120,604	85,562	106,579	357,659	*
John H. Walker	2,645		—	—	28,261	30,906	*
All 15 directors and executive officers as a group	604,992		150,448	1,283,783	896,828	2,936,051	*
*	Represents holdings of less than 1%.

(1)	The number of shares beneficially owned subject to stock options or underlying restricted stock units (“RSUs”) includes shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2019 upon the exercise of stock options or the vesting of RSUs. Holders of RSUs have no voting rights until such units settle and shares of common stock are issued to the holders.

(2)	Based on 304,577,302 shares of Nucor common stock outstanding as of the close of business on February 28, 2019.

(3)	Includes 41,369 shares for Mr. Frias, 31,555 shares for Mr. Hall, 15,236 shares for Mr. Napolitan and 11,559 shares for Mr. Stratman that they have elected to defer under the Senior Officers Annual Incentive Plan (the “AIP”). The deferred shares have no voting power.

10         2019 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Principal Stockholders

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class (1)
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, Illinois 61710	30,574,660	(2)	10.04%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	29,254,245	(3)	9.60%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	23,134,435	(4)	7.60%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	17,539,728	(5)	5.76%
(1)	Based on 304,577,302 shares of Nucor common stock outstanding as of the close of business on February 28, 2019.

(2)	Based on Schedule 13G filed with the SEC on February 5, 2019, reporting beneficial ownership as of December 31, 2018. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 83,253 of the shares shown; State Farm Life Insurance Company has sole voting and dispositive power as to 532,400 of the shares shown and shared voting and dispositive power as to 18,900 of the shares shown; State Farm Fire and Casualty Company has sole voting and dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 11,003 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and dispositive power as to none of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 2,272,100 of the shares shown and shared voting and dispositive power as to 12,604 of the shares shown; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,239,600 of the shares shown and shared voting and dispositive power as to none of the shares shown.

(3)	Based on Schedule 13G/A filed with the SEC on February 11, 2019, reporting beneficial ownership as of December 31, 2018. That filing indicates that The Vanguard Group, Inc. has sole voting power as to 361,344 of the shares shown, shared voting power as to 93,181 of the shares shown, sole dispositive power as to 28,804,208 of the shares shown, and shared dispositive power as to 450,037 of the shares shown.

(4)	Based on Schedule 13G/A filed with the SEC on February 6, 2019, reporting beneficial ownership as of December 31, 2018. That filing indicates that BlackRock, Inc. has sole voting power as to 20,029,859 of the shares shown, shared voting power as to none of the shares shown, and sole dispositive power as to all of the shares shown.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2019, reporting beneficial ownership as of December 31, 2018. That filing indicates that State Street Corporation has sole voting and dispositive power as to none of the shares shown, shared voting power as to 15,959,742 of the shares shown and shared dispositive power as to 17,536,723 of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires Nucor’s directors and executive officers and persons who beneficially own more than 10% of the outstanding shares of Nucor common stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership of Nucor common stock and reports of changes in their beneficial ownership of Nucor common stock. Based solely on a review of such reports and written representations made by Nucor’s directors and executive officers with respect to the completeness and timeliness of their filings, Nucor believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during 2018.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board of Directors.    Our business and affairs are managed under the direction of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. Our Bylaws provide that the Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the Board. The Board of Directors currently has seven members, six of whom are independent.

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, functioning of the Board and its committees, compensation of directors, and annual performance evaluations of the Board, its committees, individual directors and our Chief Executive Officer (the “CEO”).

Codes of Ethics.    The Board has adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals and includes guidelines relating to the ethical handling of actual or apparent conflicts of interest, compliance with laws and accurate financial reporting. In addition, the Board has adopted Standards of Business Conduct and Ethics, which apply to all employees, officers and directors of the Company. The Company intends to post any amendments or waivers to either of these documents (to the extent required to be disclosed pursuant to Form 8-K) on the Company’s website at www.nucor.com/leadership.

Documents Available.    All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee, the Corporate Governance Principles, the Code of Ethics for Senior Financial Professionals and the Standards of Business Conduct and Ethics, are available on the Company’s website at www.nucor.com/leadership. Any modifications to these corporate governance materials will be reflected on the Company’s website.

Director Independence.    The Board believes that a majority of its members are independent under both the applicable NYSE rules and the applicable SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Categorical Standards for Determination of Director Independence (the “Categorical Standards”) to assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. The Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” The Categorical Standards are included as an appendix to Nucor’s Corporate Governance Principles, which are available on the Company’s website at www.nucor.com/leadership.

In February 2019, the Board of Directors, with the assistance of the Governance and Nominating Committee, conducted an evaluation of director independence based on the Categorical Standards, the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of Nucor, its management and its independent registered public accounting firm, including (i) with respect to Mr. Gregory J. Hayes (who served as a director until his term expired at the Company’s 2018 annual meeting of stockholders), who serves as Chairman, President and Chief Executive Officer and a director of United Technologies Corporation, that Nucor in the ordinary course of business purchased from and sold to United Technologies goods in 2018 in an amount less than 0.60% of the consolidated gross revenues of United Technologies; and (ii) with respect to Mr. Dempsey, who serves as President and Chief Executive Officer and a director of Barnes Group Inc., that Nucor in the ordinary course of business purchased from and sold to Barnes Group goods in 2018 in an amount less than 0.60% of the consolidated gross revenues of Barnes Group. As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Mr. Ferriola’s in his capacity as Nucor’s Chairman, Chief Executive Officer and President) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors determined that General Austin and each of Messrs. Dempsey, Hayes, Kearney and Walker and Dr. Haynes and Ms. Koellner is (and, in the case of Mr. Hayes, was) an independent director under the Categorical Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the

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Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee (see membership information below under “Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the 1934 Act, and that each member of the Compensation and Executive Development Committee is an “outside director” as defined under Section 162(m) of the Internal Revenue Code prior to amendment by the Tax Cuts and Jobs Act of 2017.

Board Leadership Structure.    John J. Ferriola currently holds the positions of Chairman of the Board, Chief Executive Officer and President of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the independent members of the Board, and he or she serves at the pleasure of the Board. In May 2018, the Board reappointed John H. Walker to serve as Lead Director. The Board’s leadership structure is outlined in the Company’s Bylaws and Corporate Governance Principles, as described below:

Chairman of the Board	The Board has appointed the Company’s Chief Executive Officer and President as its Chairman. Appointing Mr. Ferriola as Chairman (i) enhances alignment between the Board and management in strategic planning and execution as well as operational matters; and (ii) streamlines Board process in order to conserve time for the consideration of the important matters the Board needs to address.

Lead Director	The Lead Director (i) provides leadership to the Board of Directors; (ii) chairs Board meetings in the absence of the Chairman; (iii) organizes, sets the agenda for and leads executive sessions of the non-employee directors and/or independent directors without the attendance of management; (iv) serves as a liaison between the Chairman, the non-employee directors and the independent directors; (v) consults with the Chairman and the Corporate Secretary to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (vi) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meets with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) has the authority to call meetings of the non-employee directors and the independent directors; and (ix) is available for consultation and direct communication with major stockholders.

Independent Directors	Independent directors comprise more than 85% of the Board and 100% of each of the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee.

Committee Chairs	All chairs of the Board’s committees are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings and act as a liaison between committee members and the Board and management.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board Committees.    The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the table below:

Director	Audit Committee	Compensation and Executive Development Committee	Governance and Nominating Committee
Lloyd J. Austin III	X	X	X
Patrick J. Dempsey	X	X	X
John J. Ferriola
Victoria F. Haynes	X	X	X
Christopher J. Kearney	X	Chair	X
Laurette T. Koellner	Chair	X	X
John H. Walker	X	X	Chair

The table below provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in 2018
Audit Committee

•  Assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

•  Appoints, compensates, retains and oversees the Company’s independent registered public accounting firm.

•  Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•  Reviews and discusses with management the quarterly earnings releases.

•  Considers and approves all auditing services, internal control-related services and permitted non-auditing services proposed to be provided by the Company’s independent registered public accounting firm.

•  Monitors the adequacy of the Company’s reporting and internal controls.

•  Assists the Board in its oversight of enterprise risk management.

		7
Compensation and Executive Development Committee	• Administers the compensation program for senior officers. • Reviews, evaluates and determines compensation of the senior officers. • Reviews and recommends to the Board compensation of the directors. • Reviews and approves employment offers, arrangements and other benefits for senior officers. • Reviews the Company’s executive succession and management development plans. • Oversees regulatory compliance and risk regarding compensation matters.	4

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Committee	Key Functions and Additional Information	Number of Meetings in 2018
Governance and Nominating Committee

•  Develops and recommends to the Board for approval specific guidelines and criteria for selecting nominees for election to the Board.

•  Identifies, evaluates and recommends to the Board nominees for election to the Board.

•  Makes recommendations to the Board concerning (i) the size, composition and leadership of the Board, (ii) the committee structure of the Board, committee operations (including the ability to delegate to subcommittees) and committee reporting to the Board, (iii) the qualifications of committee members, (iv) the size, composition and leadership of each Board committee and (v) the responsibilities of each Board committee.

•  Develops and oversees the annual process of evaluating the performance of the Board and the Company’s management.

•  Administers the Company’s policy and procedures for the review, approval or ratification of related person transactions.

•  Considers and recommends to the Board actions relating to corporate governance.

4

The Board has determined that Ms. Koellner is an “audit committee financial expert” within the meaning of the SEC rules and that she has accounting and related financial management expertise within the meaning of the NYSE rules. All members of the Audit Committee are financially literate as determined by the Board, in its business judgment.

The Board may also establish other committees from time to time as it deems necessary.

Director Meetings.    The Board of Directors held five meetings during 2018. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which such director served during 2018. Pursuant to the Corporate Governance Principles, the non-employee directors meet in executive session prior to or after each quarterly Board meeting and as necessary prior to or after other Board meetings. Mr. Walker, as Lead Director, presides over these executive sessions.

Attendance at Annual Meetings of Stockholders.    Directors are expected to attend the Company’s annual meeting of stockholders. All seven of the Company’s directors attended last year’s annual meeting.

Annual Evaluation of Directors and Committee Members.    The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director, each committee of the Board, the Chairman, the Lead Director and the Board of Directors as a whole. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director, each committee of the Board, the Chairman and the Lead Director.

Board’s Role in Risk Oversight.    The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors) that report back to the full Board.

The Audit Committee is specifically charged with the responsibility of meeting periodically with management, the Company’s General Counsel and outside counsel to discuss the Company’s major risk exposures, including, but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk

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assessment and risk management policies. The Company’s Corporate Controller annually conducts a risk assessment, which includes input from senior officers, and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and the presentation, the Audit Committee meets with management to provide its comments on the report and the presentation and to provide guidance on areas that the Audit Committee believes management and the Corporate Controller should consider in identifying and evaluating the risks facing the Company.

The Compensation and Executive Development Committee oversees Nucor’s compensation plans to ensure they do not incentivize excessive risk-taking by our senior officers. Although a significant portion of our executives’ compensation is performance-based, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its ability to oversee risk is enhanced by having one person serve as the Chairman of the Board and the Chief Executive Officer. With his in-depth knowledge and understanding of the Company’s operations, the Board believes Mr. Ferriola, as Chairman, Chief Executive Officer and President, is better able to bring key strategic and business issues and risks to the Board’s attention than would a Non-Executive Chairman of the Board or a non-director Chief Executive Officer.

Compensation Consultant.    The Compensation and Executive Development Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. The Compensation and Executive Development Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Compensation and Executive Development Committee has reviewed and confirmed the independence of Pearl Meyer as the Committee’s compensation consultant. Neither Pearl Meyer nor any of its affiliates provides any services to Nucor except for services related solely to executive officer and director compensation. Please see “Executive Officer Compensation – Compensation Discussion and Analysis – 2018 Executive Compensation in Detail – Determination of 2018 Compensation” on page 28 of this Proxy Statement for a description of Nucor’s process for the consideration and determination of executive compensation and Pearl Meyer’s role in such process.

No Hedging or Short Selling.    Nucor maintains policies that apply to all officers, certain designated employees and the members of the Board that prohibit hedging or short selling (profiting if the market price of the securities decreases) of Nucor securities.

Policy on Executive Officer Incentive Compensation Recoupment.    The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation and Executive Development Committee shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results. A copy of the policy is available on our website at www.nucor.com/leadership.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions with the Company’s directors and executive officers, business and other organizations with which its directors or executive officers are affiliated, members of their immediate families and other related persons. This policy is administered by the Governance and Nominating Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Governance and Nominating Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, (i) whether the

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transaction was undertaken in the ordinary course of business of the Company; (ii) the approximate dollar value of the transaction; (iii) the purpose, and potential benefits to the Company, of the transaction; and (iv) the related person’s interest in the transaction, including whether the related person or his or her immediate family member participated in the negotiation of the terms of the transaction or received any special benefits from the transaction.

In 2018, Smoot Enterprises, Inc. was paid approximately $4.12 million by Nucor to transport products and materials for Nucor. Michael Smoot, who is the brother-in-law of Ladd R. Hall, an executive officer of Nucor, is an officer and greater than 10% owner of Smoot Enterprises, Inc. The foregoing was approved under Nucor’s policy on transactions with related persons.

In 2018, Danny Pantello, a melt shop supervisor at Nucor, was paid compensation of approximately $180,100. Mr. Pantello is the stepson of R. Joseph Stratman, an executive officer of Nucor. The foregoing was approved under Nucor’s policy on transactions with related persons.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s Bylaws that require advance notice to Nucor and certain other information. In general, under the Bylaws, the written notice must be delivered to, or mailed and received at, the Company’s principal executive offices not later than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting of stockholders nor earlier than the close of business on the 150th day before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about both the nominee and the stockholder submitting the nomination as set forth in Nucor’s Bylaws. With respect to the nominee, the notice must contain, among other things, (i) the nominee’s name, age and business and residential addresses; (ii) the nominee’s background and qualification, including, without limitation, the nominee’s principal occupation or employment; (iii) the class or series and number of shares or other securities of the Company directly or indirectly owned of record or beneficially by the nominee or any Stockholder Associated Person (as defined in Nucor’s Bylaws); (iv) any derivative positions held of record or beneficially by the nominee as well as any hedging transactions or similar agreements; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, (B) disclosing whether the nominee or any Stockholder Associated Person is a party to an agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question, (C) disclosing whether the nominee or any Stockholder Associated Person is a party to an agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s service or action as a director of the Company, (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company and (E) agreeing if elected as a director of the Company to comply with all corporate governance codes, policies and guidelines applicable to directors; and (vi) any other information regarding the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors. With respect to the stockholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the Company’s books, of the stockholder and any Stockholder Associated Person; (2) the class or series and number of shares or other securities of the Company directly or indirectly owned of record or beneficially by the stockholder or any Stockholder Associated Person; (3) any derivative positions held of record or beneficially by the stockholder or any Stockholder Associated Person as well as any hedging transactions or similar agreements; (4) any other information regarding the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a written statement whether either the stockholder or any Stockholder Associated Person will

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deliver a proxy statement and form of proxy to holders of the Company’s voting shares. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s Bylaws by writing to the Company’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Governance and Nominating Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominees are recommended by a stockholder, a Board member or Nucor’s management. The Governance and Nominating Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominees, evaluates the potential nominees as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third-party search firms to assist the Board of Directors in identifying and evaluating potential director nominees, and Nucor may do so again in the future.

The Governance and Nominating Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Governance and Nominating Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the below minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make him or her not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Governance and Nominating Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

How to Communicate with the Board of Directors and Non-Management Directors.    Stockholders and other interested parties can communicate directly with the Board of Directors by sending a written communication addressed to Mr. Ferriola, our Chairman, c/o Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Stockholders and other interested parties wishing to communicate with Mr. Walker, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Walker c/o Corporate Secretary at the above address. Stockholders and other interested parties wishing to communicate with an individual director may do so by sending a written communication addressed to such director c/o Corporate Secretary at the above address. Any communication addressed to any director that is received at the principal executive offices of Nucor will be delivered or forwarded to the individual director as soon as practicable. All such communications are promptly reviewed before being forwarded to the addressee. Nucor generally will not forward to directors a communication that the Company determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

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DIRECTOR COMPENSATION

The Compensation and Executive Development Committee established the following director compensation amounts, which became effective in May 2017 and remained the same in 2018.

Board/Committee Position	2018 Annual Fee ($)
Lead Director	157,000
Board Member (non-employee directors)	125,000
Audit Committee Chairman	25,000
Compensation and Executive Development Committee Chairman	20,000
Governance and Nominating Committee Chairman	15,000

Non-employee directors are granted each June 1 shares of Company common stock under the Company’s 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”). Directors may elect to receive their shares in the form of deferred stock units. Effective June 1, 2014 and unchanged since then, the number of shares of Company common stock awarded was equal to the quotient of $140,000 divided by the closing price of a share of Nucor common stock on the grant date (rounded down to the next whole share). All directors elected to receive their grant in the form of deferred stock units in 2018. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board.

The table below summarizes the compensation of each non-employee director who served on the Board in 2018 for his or her Board and committee services during 2018. Directors who are also employees of Nucor (currently Mr. Ferriola) do not receive compensation (other than their compensation as employees of Nucor) for their service on the Board.

Name	Cash Fees ($)	Stock Awards ($) (1)		Total ($)
(a)	(b)	(c)		(h)
Lloyd J. Austin III	125,000	139,957	(2)	264,957
Patrick J. Dempsey	125,000	139,957	(2)	264,957
Gregory J. Hayes	53,984	—	(3)	53,984
Victoria F. Haynes	132,198	139,957	(2)	272,155
Christopher J. Kearney	137,802	139,957	(2)	277,759
Laurette T. Koellner	141,003	139,957	(2)	280,960
John H. Walker	172,000	139,957	(2)	311,957
(1)	The amounts shown represent the grant date fair value of annual equity awards. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 16 of Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	The number of deferred stock units granted and fully vested on June 1, 2018 based on the closing price of Nucor common stock on that day of $65.80 was 2,127 units.

(3)	Mr. Hayes retired as a director effective May 10, 2018 and therefore did not receive a stock award in 2018.

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DIRECTOR COMPENSATION

The table below summarizes the total number of vested deferred stock units granted to the non-employee directors under the 2014 Plan, the 2010 Stock Option and Award Plan (the “2010 Plan”) and the 2005 Stock Option and Award Plan (the “2005 Plan”) that were outstanding as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Vested Stock Units (#) (1)	Market Value of Stock Units ($) (2)
Lloyd J. Austin III	2,127	110,200
Patrick J. Dempsey	4,497	232,990
Victoria F. Haynes	30,880	1,599,893
Christopher J. Kearney	26,925	1,394,984
Laurette T. Koellner	7,365	381,581
John H. Walker	28,261	1,464,202
(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

(2)	Represents the value of fully vested deferred stock units using the closing price of Nucor common stock of $51.81 on December 31, 2018.

Director Stock Ownership Guidelines.    To ensure that non-employee directors become and remain meaningfully invested in Nucor common stock, each non-employee director is required to own 7,000 shares of Nucor common stock (including deferred stock units). A non-employee director must meet the stock ownership requirement within five years of becoming a member of the Board. As of December 31, 2018, all of the non-employee directors were in compliance with the ownership requirement or in the first five years after becoming a director.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2018 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

THE AUDIT COMMITTEE

Laurette T. Koellner, Chairman

Lloyd J. Austin III

Patrick J. Dempsey

Victoria F. Haynes

Christopher J. Kearney

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2018 and 2017 fees billed for services provided by PwC were as follows:

	2018 ($)	2017 ($)
Audit Fees (1)	4,313,500	4,004,500
Audit-Related Fees (2)	24,000	57,600
Tax Fees (3)	3,900	3,900
All Other Fees (4)	4,500	4,500
(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of Nucor’s annual consolidated financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for services provided related to new accounting guidance implemented in 2018 and 2019.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided for 2018 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated its authority to approve in advance all permissible non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the year ending December 31, 2019. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that the representatives will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Nucor and its stockholders.

Vote Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Unless otherwise specified, proxies will be voted FOR the proposal.

22         2019 Proxy Statement

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (referred to in this section and the “Executive Compensation Tables” section as the “CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It also explains how the Compensation and Executive Development Committee of the Board (referred to in this section and the “Executive Compensation Tables” section as the “Committee”) made executive compensation decisions in 2018 for the named executive officers (the “Executive Officers”) listed below.

Executive Officer	Principal Position
John J. Ferriola	Chairman, Chief Executive Officer and President
James D. Frias	Chief Financial Officer, Treasurer and Executive Vice President
Ladd R. Hall	Executive Vice President-Flat Rolled Products
Raymond S. Napolitan, Jr.	Executive Vice President-Engineered Bar Products
R. Joseph Stratman	Chief Digital Officer and Executive Vice President
James R. Darsey (1)	Former Executive Vice President-Raw Materials
(1)	Mr. Darsey retired on June 9, 2018.

EXECUTIVE SUMMARY

2018 Business Overview

2018 was an outstanding year for Nucor. We posted record revenue and earnings per share and shipped a record amount of steel, while staying focused on working safely throughout our operations.

A robust U.S. economy set the stage for Nucor to reap the benefits of its disciplined investment of more than $9 billion over the past decade. Our emphasis on reinvesting to position Nucor for the future has both leveraged and enhanced Nucor’s competitive advantages. Today, Nucor is even more firmly established as a leading player in the global metals industry, with highly engaged teammates, a strong balance sheet and a low-cost position across one of the most diversified product portfolios in the steel sector. We remain optimistic that these strengths will serve us well in 2019 and beyond.

Our successful execution is evident in our strong cash flow generation and our industry-leading return on capital. Our return on equity (“ROE”) as well as our return on average invested capital (“ROAIC”) improved in 2018. Our incentive compensation programs worked as intended as the improved performance resulted in larger year-over-year incentive payouts.

All Nucor teammates benefited from our 2018 performance. Nucor’s practice is to share its success with our teammates in years in which the Company achieves record earnings. In December 2018, Nucor paid an extraordinary bonus of $2,000 to each teammate, which they earned in addition to our standard weekly bonuses and profit sharing plan. Nucor’s contribution to the profit sharing plan for 2018 was a record $307.9 million. Nucor’s officers (including Executive Officers) do not participate in the profit sharing plan or the extraordinary bonus payout.

Say-on-Pay Vote and Feedback from Stockholders

In 2018, more than 95% of the total votes cast on the advisory vote on executive compensation at Nucor’s annual meeting of stockholders supported the executive compensation program. The Committee pays careful attention to any feedback it receives from stockholders about the program, including the say-on-pay vote. The Committee considered the strong stockholder endorsement in 2018 of the Committee’s decisions and policies, and of Nucor’s overall executive compensation program, in continuing the pay-for-performance program that is currently in place.

The Board of Directors recommends a vote “FOR” the annual advisory vote on Executive Officer compensation (Proposal 3).

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COMPENSATION DISCUSSION AND ANALYSIS

Share the Pain, Share the Gain: Nucor’s Approach to Executive Compensation

Nucor designed and built its executive compensation program with pay for performance at its core. The result is a program that is highly leveraged – a significant portion of our executive compensation is variable and directly linked to Nucor’s relative performance and the value created for its stockholders. Here is an overview of how it works:

›

Base salaries generally are set below the median for similar size industrial and materials companies. Accordingly, the Committee recognizes that Executive Officers may earn below median levels of compensation when Nucor’s performance is below its peers, even if an Executive Officer’s individual performance may be superior. This practice has resulted, and may result in the future, in Executive Officers earning less than their peer company counterparts.

›

The incentive plans measure performance relative to two performance comparator groups: the Steel Comparator Group and the General Industry Comparator Group. The companies included in these comparator groups are reviewed annually by the Committee. Please see “Performance Comparator Groups” on page 28 of this CD&A for more information. The incentive plans are designed to pay well when performance is high and potentially not pay any incentive if performance is poor.

›

Through a multi-year business cycle, total compensation outcomes should be aligned with the median of Nucor’s steel company peers and other similar size industrial and materials companies. The incentive plans are based on analysis that assumes some years of lower performance where no payouts may be earned and some years where maximum payouts may be achieved – to reflect fluctuations in economic activity and performance relative to peers.

›

A significant amount of equity must be held until retirement. Nucor maintains a higher than market level stock ownership requirement, which aligns the interests of our Executive Officers with those of our stockholders.

›

Nucor takes an egalitarian approach to providing benefits to our employees. In fact, certain benefits, such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program, are not available to Executive Officers, and Executive Officers do not receive significant executive perquisites, such as company cars, country club memberships or personal use of corporate aircraft.

The bottom line is that for any given year, if Nucor performs poorly, Executive Officers will be paid below the market median. On the other hand, if performance is outstanding, Executive Officers will be paid above the market median. By providing this balanced compensation approach, Nucor provides Executive Officers with a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a consistently high level of performance for Nucor and return for its stockholders. Decisions with regard to the actual amount or value of compensation granted to each Executive Officer are based on actual Nucor performance. Individual performance does not influence incentive plan payouts.

Changes Effective in 2018

During 2017, the Committee, with the help of management and Pearl Meyer, its independent compensation consultant, reviewed executive compensation levels, incentive plan metrics, sensitivity to performance (including relative pay at various levels of potential performance) and performance comparator groups. The purpose of this exercise was to ensure Nucor’s executive compensation plans continue to be aligned with the Company’s compensation philosophy.

The review provided the Committee insight into how Nucor’s incentive plans have performed relative to the Steel and General Industry Comparator Groups and the compensation benchmark companies. In general:

•	Nucor’s pay has been well-aligned with Nucor’s performance.

•	Nucor’s incentive plan metrics and comparator groups support Nucor’s compensation philosophy and five drivers to profitable growth.

24         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•	Nucor’s annual performance has generally been higher than steel peers but Nucor’s annual payouts as a percent of target have been below steel peers.

•	As Nucor has grown, the long-term incentive plan (which pays for performance relative to steel and general industry comparators) has become a smaller percent of total compensation.

Based on this analysis, the Committee took several actions to align potential annual and long-term incentive payouts with performance. These actions included:

•	Increases to the base salaries of Executive Officers (other than the CEO) by approximately 6% to bring them closer to but below the median.

•

Changes to the senior officers’ Annual Incentive Plan (the “AIP”) to provide a higher potential payout to the CEO as a percentage of salary than the other Executive Officers. Previously, all the Executive Officers had the same opportunity as a percentage of salary.

•

Increases to the senior officers’ Long-Term Incentive Plan (the “LTIP”) opportunity as a percentage of salary for all Executive Officers. In addition, the CEO’s opportunity is now greater than that of the other Executive Officers.

•	Changes to the performance RSU award schedule to provide larger awards at the highest levels of performance. Awards at lower levels of performance are unchanged.

•	Decreases to the size of stock option grants for all Executive Officers.

These changes are discussed further below.

2018 Compensation Overview

Nucor’s executive compensation plans worked as designed in 2018.

•

Base salaries: Increases for Executive Officers (other than the CEO) were approximately 6% to bring them closer to but below the median. The CEO received a 2.6% increase moving him slightly above the median.

•

Annual incentives: Our Executive Officers earned an annual incentive under the AIP reflecting Nucor’s ROE and ROAIC performance as compared to the Steel Comparator Group. Performance in 2018 was materially better than 2017.

•

Long-term incentives: The LTIP rewarded Executive Officers for Nucor’s strong performance during the three-year performance period ended December 31, 2018 relative to the Steel Comparator Group (ranked second out of six) but resulted in a modest payout for the three-year performance period ended December 31, 2018 relative to the General Industry Comparator Group (ranked sixth out of 11). Please see “Performance Comparator Groups” on page 28 of this CD&A for descriptions of the performance comparator groups. In 2018, performance RSUs were granted based on Nucor’s ROE performance for the preceding year. In addition, time-vesting RSUs and stock options were granted in 2018.

The Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. For 2018, the Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and, therefore, did not reduce the incentive plan payouts.

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COMPENSATION DISCUSSION AND ANALYSIS

Best-Practice Compensation Governance Features

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, reflect our executive compensation philosophy and further align our Executive Officers’ interests with those of our stockholders.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable compensation	x	Provide “single trigger” change in control severance benefits
✓	Require significant stock ownership and holding requirements	x	Offer significant perquisites
✓	Subject incentive compensation to a clawback policy	x	Pay excise tax gross ups
✓	Conduct annual compensation risk assessments	x	Permit hedging or short selling of Company stock
✓	Use an independent compensation consultant	x	Change plan designs very often

WHAT GUIDES OUR PROGRAM

Program Aligned with Strategy

Nucor’s executive compensation program supports the Company’s five drivers to profitable growth strategy while maintaining our commitment to safe and environmentally responsible operations. Our five drivers to generate long-term sustainable growth are:

1.	being a low-cost producer;

2.	being a leader in the markets in which we compete;

3.	moving up the value chain to expand our capabilities for our value-appreciative customers;

4.	expanding our channels to market; and

5.	achieving commercial excellence to complement our operational strength.

Our Compensation Philosophy

Nucor believes that executive compensation should be commensurate and aligned with the performance of Nucor and the creation of long-term stockholder value. To this end, our executive compensation program is designed to pay above the market median when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers. The following key principles form the core of our executive compensation philosophy:

Key Principle	Description
Pay for Performance	A significant portion of total compensation should be variable and dependent upon the attainment of certain specific and measurable annual and long-term performance objectives.
Attraction and Retention	The executive compensation program should enable the Company to attract highly-talented people with exceptional leadership capabilities and retain high-caliber talent.
Team-Based Incentives	All of Nucor’s incentives are team-based. Across the organization, Nucor teammates win and lose together. When Nucor performs well, all teammates earn more. When our performance is less than expected, our teammates earn less. Our pay programs support our team-based culture.
Stockholder Alignment	Executive Officers should be compensated through pay elements (base salaries and annual and long-term incentives) designed to create long-term value for our stockholders and reinforce a strong culture of ownership.

26         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation philosophy is supported by the following elements of our executive compensation program:

Compensation Element	Form	Description
Base Salary	Cash (Fixed)	Provides a guaranteed rate of pay commensurate with an Executive Officer’s job scope, level of responsibilities, experience and tenure, but generally set below the market median of similar positions at industrial and materials companies.
Annual Incentives	Cash (Variable)	Provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual ROE and ROAIC.
Long-Term Incentives	Equity (mix of Fixed and Variable) and Cash (Variable)	Rewards performance over multi-year periods and growth in long-term stockholder value.

These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. The Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and periodically reviews the level of annual and long-term incentives to ensure that the mix of base salary and annual and long-term incentives, and the target incentive opportunities, are appropriate to accomplish the goal of paying near the market median total compensation for industrial and materials companies of similar size over a multi-year business cycle.

The Role of Compensation Peer Companies and Performance Comparator Groups

Compensation Peer Companies.    Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation opportunities are reasonable. Nucor does not set compensation according to benchmark data. The Committee’s only formal relationship with benchmark data is generally to set base salaries below the market median.

For purposes of setting 2018 base salary levels for Executive Officers, in 2017 the Committee asked Pearl Meyer to benchmark Nucor’s compensation against the 26 companies listed in the table below. In addition to benchmarking Executive Officer compensation at target and actual levels of pay, the Committee completed an exercise to understand how the compensation of Executive Officers compared to compensation of the peer group at various levels of performance (below threshold, threshold, target and maximum). Nucor’s compensation philosophy is to pay below market when performance is below peers and to pay above market when performance is outstanding. The intent is to provide market levels of compensation over the business cycle.

3M Company	Freeport-McMoRan Inc.	Northrop Grumman Corporation
Air Products and Chemicals, Inc.	General Dynamics Corporation	PACCAR Inc.
Arconic Inc. (f/k/a Alcoa Inc.)	Honeywell International Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Huntsman Corporation	PPG Industries, Inc.
Cummins Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Danaher Corporation	Ingersoll-Rand plc	Raytheon Company
Deere & Company	International Paper Company	Textron Inc.
Eaton Corporation	L3 Technologies, Inc.	United States Steel Corporation
Emerson Electric Co.	Monsanto Company*

*	Since the 2017 benchmarking, Monsanto has been acquired and removed from the peer group.

Some of the above 26 companies are included in the Steel Comparator Group or the General Industry Comparator Group used in the incentive plans as described below. However, these 26 companies were chosen

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COMPENSATION DISCUSSION AND ANALYSIS

based on size and industry, while the companies used in the incentive plans are all steel companies in the case of the Steel Comparator Group or met the criteria discussed below in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because many of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

Performance Comparator Groups.    The Committee believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance: the Steel Comparator Group and the General Industry Comparator Group. These comparator groups are used in the AIP and the LTIP – they are not used for purposes of benchmarking compensation.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on product mix (in the case of the Steel Comparator Group) or business changes, performance or product mix (in the case of the General Industry Comparator Group). The Committee designates the members of each performance comparator group at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

The performance comparator groups for performance periods that began in 2018 are comprised of the following companies:

Comparator Group	Criteria	Who They Are
Steel	› Must be a group of not less than five steel industry competitors; and › Competitors defined as companies with product offerings similar to Nucor’s.	• AK Steel Holding Corporation • Commercial Metals Company • Steel Dynamics, Inc. • TimkenSteel Corporation • United States Steel Corporation
General Industry	› Must be a group of not less than 10 companies in capital-intensive industries; and › Are well-respected, capital-intensive companies that have performed well over a long period of time.	• 3M Company • Caterpillar Inc. • Cummins Inc. • Emerson Electric Co. • General Dynamics Corporation	• Illinois Tool Works Inc. • Johnson Controls International plc • Parker-Hannifin Corporation • PPG Industries, Inc. • United Technologies Corporation

2018 EXECUTIVE COMPENSATION IN DETAIL

Determination of 2018 Compensation

In making its determinations with respect to executive compensation for 2018, the Committee was supported by A. Rae Eagle, Nucor’s General Manager and Corporate Secretary, and Donovan E. Marks, Nucor’s General Manager of Human Resources. In addition, the Committee engaged the services of Pearl Meyer to serve as its independent compensation consultant and, in such capacity, to assist the Committee’s review and determination of the compensation of the Executive Officers. Pearl Meyer also was retained to assist the Committee with additional projects, including benchmarking Executive Officer compensation, benchmarking executive and non-employee director compensation, reviewing and developing alternatives for the performance comparator groups, reviewing the incentive plans, monitoring trends in executive and non-employee director compensation, preparing tally sheets and assisting in the preparation of this CD&A.

28         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee retained Pearl Meyer directly although, in carrying out its assignments, Pearl Meyer also interacted with Nucor management when necessary and appropriate. Specifically, the General Manager and Corporate Secretary and the General Manager of Human Resources interacted with Pearl Meyer to provide compensation and performance data for Executive Officers and Nucor. In addition, Pearl Meyer may, in its discretion, seek input and feedback from the Chief Executive Officer and the Chief Financial Officer regarding its work product prior to presenting such work product to the Committee to confirm the work product’s alignment with Nucor’s business strategy, determine what additional data needs to be gathered, or identify other issues, if any.

The Committee frequently requested Mr. Ferriola, as Chief Executive Officer, to be present at Committee meetings where executive compensation and Company performance were discussed and evaluated. Mr. Ferriola was free to provide insight, suggestions or recommendations regarding executive compensation during these meetings or at other times; however, only independent Committee members were allowed to vote on decisions made regarding executive compensation.

The Committee met separately with the Chief Executive Officer to discuss his compensation, but the Committee made decisions regarding Mr. Ferriola’s compensation in executive session, based solely upon the Committee’s deliberations. The Committee’s decisions regarding the compensation of Executive Officers (other than the CEO) were made after considering recommendations from the Chief Executive Officer.

Base Salary

The Committee’s goal is to set Executive Officers’ base salaries near or below the median base salary level for comparable positions at industrial and materials companies, because of the Committee’s desire to orient Executive Officers’ total pay significantly towards variable, at-risk incentive compensation. Base salaries for 2018 were as follows:

Executive Officer	2018 Base Salary ($)	2017 Base Salary ($)	% Change
John J. Ferriola	1,400,000	1,365,000	2.6%
James D. Frias	551,000	519,600	6.0%
Ladd R. Hall	500,700	472,350	6.0%
Raymond S. Napolitan, Jr.	481,200	433,100	11.1%
R. Joseph Stratman	528,500	498,600	6.0%
James R. Darsey	500,700	472,350	6.0%

Mr. Ferriola’s base salary adjustment was in line with the average adjustment of 3.0% for all employees. All of the other Executive Officers received 6.0% adjustments to bring their salaries closer to but below the median of the benchmark data. Mr. Napolitan received an additional 5.1% salary increase to better align his compensation with his internal peers.

Annual Incentives

The AIP provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual performance. The incentive opportunity is expressed as a percentage of base salary. During our review of Nucor’s compensation plans, we found that minor changes to the AIP were needed to meet our stated philosophy of paying below peers when performance is poor and paying above the median when performance is high. We made the following changes to the AIP, differentiating potential AIP opportunities between the CEO and the other Executive Officers:

•	The CEO’s maximum opportunity was increased to 400% from 300% of base salary, while the target opportunity remained at 150% of base salary.

•	Target opportunity for Executive Officers (other than the CEO) was reduced from 150% of base salary to 137.5% of base salary.

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COMPENSATION DISCUSSION AND ANALYSIS

Seventy-five percent (75%) of the maximum award available under the AIP is earned based on Nucor’s ROE and 25% of the maximum award available under the AIP is earned based on Nucor’s annual ROAIC compared to the annual ROAIC of members of the Steel Comparator Group (identified on page 28). The allocation of the AIP award between the two performance measures is as follows:

		Maximum AIP Performance Award (% of Base Salary)
Performance Measure	% of Maximum AIP Performance Award	CEO	Other Executive Officers
ROE	75%	300%	225%
Annual ROAIC — Steel Comparator Group	25%	100%	75%

Total Maximum AIP Performance Award		400%	300%

For 2018, the Committee set the threshold, target and maximum ROE levels as follows:

		Performance Award (% of Base Salary)
	ROE	CEO	Other Executive Officers
Threshold	3%	20%	20%
Target	8%	100%	100%
Maximum	16%	300%	225%

A prorated incentive award is earned for ROE between 3% at threshold, 8% at target and 16% at maximum.

The Committee also set the ROAIC portion of the AIP award for 2018 that could be earned based on Nucor’s annual ROAIC compared to the annual ROAIC of members of the Steel Comparator Group as follows:

		Maximum AIP Performance Award Payment (% of Base Salary)
Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	CEO	Other Executive Officers
1	100%	100%	75%
2	80%	80%	60%
3	60%	60%	45%
4	40%	40%	30%
5	20%	20%	15%
6	0%	0%	0%

(1)	The table represents potential AIP awards for 2018 annual ROAIC performance. This portion of the incentive is intended to reward performance against other steel companies. The comparator group for future years may include more comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred common stock units (including the deferral incentive units) in cash within 30 days of when stockholders are paid.

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COMPENSATION DISCUSSION AND ANALYSIS

Three Executive Officers, Mr. Frias, Mr. Hall, and Mr. Darsey, elected to defer a portion of their AIP award payout in 2018.

2018 Performance Results and AIP Payout

Based on Nucor’s ROE of 25.17% (which exceeded maximum) and being ranked second within the Steel Comparator Group for ROAIC for 2018, the CEO and the other Executive Officers earned total AIP awards of 380% of base salary and 285% of base salary, respectively, as follows:

	2018 Result	Performance Award Payment (% of Base Salary)
Performance Measure		CEO	Other Executive Officers
ROE	25.17%	300%	225%
Annual ROAIC — Steel Comparator Group	2nd	80%	60%

Total		380%	285%

These performance results for 2018 yielded the following AIP payouts:

	2018 Base Salary ($)	AIP Award Payout
Executive Officer		Deferred (1) ($)	Paid in Cash ($)	Total ($)
John J. Ferriola	1,400,000	—	5,320,000	5,320,000
James D. Frias	551,000	471,105	1,099,245	1,570,350
Ladd R. Hall	500,700	713,498	713,498	1,426,996
Raymond S. Napolitan, Jr.	481,200	—	1,371,420	1,371,420
R. Joseph Stratman	528,500	—	1,506,225	1,506,225
James R. Darsey (2)	500,700	312,766	312,766	625,532
(1)	As discussed above, Mr. Frias, Mr. Hall and Mr. Darsey elected to defer a portion of their AIP payout and received additional stock units having a value equal to 25% of their deferred amount.

(2)	Mr. Darsey retired on June 9, 2018. His AIP payout of $1,426,995 (285% times his base salary of $500,700) was prorated through the date of his retirement. The prorated AIP payout is shown in the table above.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through the three-year performance-based awards under the LTIP;

•	RSUs that vest over time;

•	Performance RSUs that may be granted only if certain levels of ROE are achieved; and

•	Stock options.

The Committee believes that one-half of the three-year LTIP awards should be earned relative to performance as compared to the Steel Comparator Group and the other half earned relative to performance as compared to the General Industry Comparator Group. The Committee believes that this plan design provides an incentive to perform better than steel industry competitors, as well as other capital-intensive companies. The Committee also believes it is appropriate to provide a level of retention through time-vesting RSUs, alignment with stockholders through stock options, and an opportunity to earn more RSUs, based on performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the LTIP based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the last trading day immediately preceding the first day of the performance period. The targets for the performance period that began January 1, 2016 and ended December 31, 2018 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period ($)	85% of Base Salary ($)	Nucor Stock Price 12/31/15 ($)	Target Award Number of Shares (#)	Adjusted Target Award Number of Shares (#)
John J. Ferriola	1,300,000	1,105,000	40.30	27,419	—
James D. Frias	490,350	416,798	40.30	10,342	—
Ladd R. Hall	463,100	393,635	40.30	9,767	—
Raymond S. Napolitan, Jr.	401,000	340,850	40.30	8,457	—
R. Joseph Stratman	463,100	393,635	40.30	9,767	—
James R. Darsey (1)	463,100	393,635	40.30	9,767	7,868
(1)	Because Mr. Darsey retired on June 9, 2018, his target performance award was adjusted by multiplying the target performance award by a fraction, the numerator of which is the number of complete calendar months during the performance period that he was employed by Nucor and participating in the LTIP (29), and the denominator of which is the total number of calendar months in the performance period (36).

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares.

Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% of target may be earned if Nucor ranks first relative to the Steel Comparator Group (which earns 100% of target) and ranks first or second relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1	100%	1 or 2	100%
2	80%	3 or 4	80%
3	60%	5 or 6	60%
4	40%	7 or 8	40%
5	20%	9	20%
6	0%	10 or 11	0%
(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2016. The comparator group for other performance periods may include more or fewer comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

One-half of each LTIP award is paid in cash and the other half is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

32         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2018 Performance Results and LTIP Payout

Nucor’s ROAIC of 35.27% for the LTIP performance period that began January 1, 2016 and ended December 31, 2018 was ranked second relative to members of the Steel Comparator Group (second out of six) and ranked sixth relative to the General Industry Comparator Group (sixth out of 11).

These rankings resulted in the following performance award as a percentage of targets:

Performance Measure	ROAIC	Ranking	Performance Award as a % of Target Number of Shares
ROAIC — Steel Comparator Group	35.27%	2	80%
ROAIC — General Industry Comparator Group	35.27%	6	60%

Total			140%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned
John J. Ferriola	27,419	140%	38,387
James D. Frias	10,342	140%	14,479
Ladd R. Hall	9,767	140%	13,674
Raymond S. Napolitan, Jr.	8,457	140%	11,840
R. Joseph Stratman	9,767	140%	13,674
James R. Darsey	7,868	140%	11,015

Nucor paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2019.

LTIP Changes Effective in 2018

For performance periods that began January 1, 2018, the Committee increased the LTIP targets for the CEO from 85% of base salary to 200% of base salary and for the other Executive Officers from 85% of base salary to 170% of base salary.

Restricted Stock Units

The Committee believes that RSUs align Executive Officers’ interests with those of stockholders and provide significant retentive characteristics. Each June 1, a base amount of RSUs is granted to each Executive Officer. In addition, Performance RSUs are granted contingent on Nucor’s ROE for the prior year. One-third of both the base amount of RSUs and Performance RSUs become vested on each of the first three anniversaries of the June 1 award date, upon the Executive Officer’s retirement (defined below), or upon the Executive Officer’s death or disability while employed by Nucor.

The threshold ROE required for a grant of performance RSUs is 3%. The maximum number of performance RSUs is granted for ROE of 20% or more.

    2019 Proxy Statement    33

COMPENSATION DISCUSSION AND ANALYSIS

The total number of RSUs granted is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of Nucor’s common stock on the annual June 1 grant date.

The size of base grants is determined based on the Executive Officer’s position on the grant date. The size of performance RSU grants is determined based on the Executive Officer’s position as of May 31 of the performance year (2017 in the present case). The following schedule was effective for grants on June 1, 2018:

	Base RSUs Market Value ($)	Performance RSUs Market Value (Based on Prior Fiscal Year ROE)
Position		3% ROE ($)	10% ROE ($)	12.5% ROE ($)	15% ROE ($)	20% ROE ($)
Chairman, Chief Executive Officer and President	1,000,000	750,000	1,100,000	2,500,000	3,000,000	4,600,000
Chief Financial Officer	300,000	450,000	625,000	750,000	1,530,000	2,500,000
Chief Digital Officer	300,000	387,500	537,500	645,000	1,315,000	2,500,000
Executive Vice Presidents	300,000	325,000	450,000	540,000	1,100,000	2,500,000

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2018 Performance Results and RSU Awards

On June 1, 2018, as a result of 2017 ROE of 15.9%, Executive Officers received base and performance RSUs with the following values:

	Grant Date Value
Executive Officer	Base RSUs ($)	Performance RSUs ($)	Total (1) ($)
John J. Ferriola	999,963	3,288,026	4,287,989
James D. Frias	299,982	1,704,615	2,004,597
Ladd R. Hall	299,982	1,351,993	1,651,975
Raymond S. Napolitan, Jr.	299,982	1,351,993	1,651,975
R. Joseph Stratman	299,982	1,528,271	1,828,253
James R. Darsey	299,982	1,351,993	1,651,975
(1)	The actual number of RSUs granted is rounded down to the nearest full unit.

34         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Stock Options

As a result of the Committee’s review of executive compensation plans in 2017 and early 2018, the Committee reduced the annual grant date value of stock options. On June 1, the Committee granted stock options to each Executive Officer in the amounts shown in the table below with the following grant values:

	Grant Date Value of Options Granted (1) ($)
Position	June 1, 2018	June 1, 2017
Chairman, Chief Executive Officer and President	1,750,000	4,000,000
Chief Financial Officer and Chief Digital Officer	250,000	600,000
Executive Vice President retiring in June 2018	500,000	n/a
Other Executive Vice Presidents	250,000	600,000
(1)	The actual number of stock options granted is rounded down to the nearest full option.

The stock options vest on the third anniversary of the grant date or upon the Executive Officer’s death, disability or retirement (same as RSUs above) and have a 10-year term.

OTHER PRACTICES, POLICIES AND GUIDELINES

Stock Ownership Guidelines

Executive Officers have an opportunity to earn a significant number of Nucor shares and the Committee considers executive stock ownership a key element of the Nucor culture. Executive Officers are required to hold a significant number of shares as outlined below:

Chairman, Chief Executive Officer and President	At least 150,000 shares
Chief Financial Officer	At least 50,000 shares
Chief Digital Officer	At least 50,000 shares
Executive Vice Presidents	At least 50,000 shares

The above guidelines are higher than the median guidelines for Nucor’s steel company peers and other industrial and materials companies of similar size.

Executive Officers have five years to achieve ownership of the guideline number of shares. On an annual basis, the Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares. If the Committee determines an Executive Officer is not in compliance or has not made sufficient progress toward achieving the ownership guideline, the Committee has the discretion to take action or adjust incentive award payments to concentrate payouts more heavily in Nucor common stock. All Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2018.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership and their target LTIP awards. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means that if Nucor’s stock price declines, then Executive Officers’ Nucor stock, stock options, LTIP awards and RSUs all decline in value.

No Hedging or Short Selling

Nucor maintains policies that apply to all officers, certain designated employees and the members of the Board that prohibit hedging or short selling (profiting if the market price of the securities decreases) of Nucor securities.

    2019 Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Committee shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Executive Officers.

36         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below describes the total compensation of our Executive Officers in 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(i)	(j)
John J. Ferriola	2018	1,400,000	—	7,087,989		1,750,000	5,320,000	1,480	15,559,469
Chairman, Chief Executive Officer and President	2017	1,365,000	—	3,324,220		4,000,000	3,400,352	900	12,090,472
	2016	1,300,000	—	2,939,929		4,000,000	2,386,670	900	10,627,499
James D. Frias	2018	551,000	—	3,530,178		250,000	1,099,245	1,480	5,431,903
Chief Financial Officer, Treasurer and Executive Vice President	2017	519,600	—	1,871,994		600,000	906,063	900	3,898,557
	2016	490,350	—	1,546,849		600,000	630,163	900	3,268,262
Ladd R. Hall	2018	500,700	—	3,395,037		250,000	713,498	1,480	4,860,715
Executive Vice President	2017	472,350	—	1,901,224		600,000	588,336	900	3,562,810
	2016	463,100	—	1,580,299		600,000	425,103	900	3,069,402
Raymond S. Napolitan, Jr.	2018	481,200	—	2,470,015		250,000	1,371,420	1,480	4,574,115
Executive Vice President
R. Joseph Stratman	2018	528,500	—	2,726,703		250,000	1,506,225	1,480	5,012,908
Chief Digital Officer and Executive Vice President	2017	498,600	—	1,964,406		600,000	621,031	900	3,684,937
	2016	473,914	—	1,048,921		600,000	870,058	900	2,993,793
James R. Darsey	2018	219,485	—	2,894,123	(3)	500,000	312,766	2,481,726	6,408,100
Former Executive Vice President	2017	472,350	—	1,165,804	(3)	600,000	1,176,671	900	3,415,725
	2016	463,100	—	1,048,921	(3)	600,000	850,205	900	2,963,126
(1)	The amounts shown represent the grant date fair value of the shares or stock options awarded. The stock awards for 2018 include the following grant date values of the performance-based awards that may be earned under the LTIP for target-level performance during the 2018–2020 performance period: Mr. Ferriola, $2,800,000; Mr. Frias, $936,700; Mr. Hall, $851,190; Mr. Napolitan, $818,040; Mr. Stratman, $898,450; and Mr. Darsey, $851,190. The grant date values of the performance-based awards assuming performance at the maximum level over the three-year performance period would have been: Mr. Ferriola, $5,600,000; Mr. Frias, $1,873,400; Mr. Hall, $1,702,380; Mr. Napolitan, $1,636,080; Mr. Stratman, $1,796,900; and Mr. Darsey, $1,702,380. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 16 of Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	For Executive Officers other than Mr. Darsey, the amounts shown represent matching contributions to the Nucor 401(k) retirement savings plan. For Mr. Darsey, who retired on June 9, 2018, the amount shown in 2018 includes $1,480 of matching contributions to the Nucor 401(k) retirement savings plan, $1,639,070 of severance benefits pursuant to Nucor’s severance plan and $841,176 earned under his non-compete and non-solicitation agreement.

(3)	Because Mr. Darsey retired on June 9, 2018, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. For the LTIPs beginning in 2018, 2017 and 2016, he will receive 5/36ths, 17/36ths and 29/36ths, respectively, of what he would have earned had he been employed for the entire three-year performance periods.

    2019 Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2018 and the potential payouts under Nucor’s AIP for 2018 and LTIP for the performance periods beginning in 2018.

Name	Grant Date	Committee Approval Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John J. Ferriola
	6/1/18	5/9/18	RSP(1)							65,167			4,287,989	(5)
			AIP(2)	280,000	2,100,000	5,600,000
	1/1/18	12/1/17	LTIP(3)				8,808	44,039	88,078				2,800,000	(6)
	6/1/18	5/9/18	OPT(4)								116,124	$65.80	1,750,000	(7)
James D. Frias
	6/1/18	5/9/18	RSP(1)							30,465			2,004,597	(5)
			AIP(8)	82,650	757,625	1,653,000
	3/10/19	12/1/17	AIP(9)							10,190			588,880	(10)
	1/1/18	12/1/17	LTIP(3)				2,947	14,732	29,464				936,661	(6)
	6/1/18	5/9/18	OPT(4)								16,589	$65.80	250,000	(7)
Ladd R. Hall
	6/1/18	5/9/18	RSP(1)							25,106			1,651,975	(5)
			AIP(8)	75,105	688,463	1,502,100
	3/10/19	12/1/17	AIP(9)							15,433			891,873	(10)
	1/1/18	12/1/17	LTIP(3)				2,677	13,387	26,774				851,145	(6)
	6/1/18	5/9/18	OPT(4)								16,589	$65.80	250,000	(7)
Raymond S. Napolitan, Jr.
	6/1/18	5/9/18	RSP(1)							25,106			1,651,975	(5)
			AIP(8)	72,180	661,650	1,443,600
	1/1/18	12/1/17	LTIP(3)				2,573	12,866	25,732				818,020	(6)
	6/1/18	5/9/18	OPT(4)								16,589	$65.80	250,000	(7)
R. Joseph Stratman
	6/1/18	5/9/18	RSP(1)							27,785			1,828,253	(5)
			AIP(8)	79,275	726,688	1,585,500
	1/1/18	12/1/17	LTIP(3)				2,826	14,131	28,262				898,449	(6)
	6/1/18	5/9/18	OPT(4)								16,589	$65.80	250,000	(7)
James R. Darsey
	6/1/18	5/9/18	RSP(1)							25,106			1,651,975	(5)
			AIP(8)	75,105	688,463	1,502,100
	3/10/19	12/1/17	AIP(9)							6,765			390,949	(10)
	1/1/18	12/1/17	LTIP(3)				2,677	13,387	26,774				851,145	(6)
	6/1/18	5/9/18	OPT(4)								33,178	$65.80	500,000	(7)
(1)	Represents RSUs awarded June 1, 2018 under the 2014 Plan.

(2)	Mr. Ferriola was eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2018. The threshold, target and maximum amounts shown are equal to 20%, 150% and 400%, respectively, of his base salary.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2018-2020 performance period. Earned awards, if any, will be paid one-half in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2021. The grant date fair value is calculated by multiplying the closing price of Nucor common stock on the grant date by the target number of shares.

(4)	Represents stock options awarded June 1, 2018 under the 2014 Plan.

(5)	The awards have been valued using the June 1, 2018 closing price of Nucor common stock of $65.80.

(6)	The target awards have been valued using the December 31, 2017 closing price of Nucor common stock of $63.58.

(7)	The awards have been valued using a Black-Scholes value of $15.07.

(8)	Executive Officers (other than Mr. Ferriola) were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2018. The threshold, target and maximum amounts shown are equal to 15%, 137.5% and 300%, respectively, of each Executive Officer’s base salary.

(9)	Represents common stock units deferred under the 2018 AIP. The awards were paid in March 2019.

(10)	The awards have been valued using the March 8, 2019 closing price of Nucor common stock of $57.79.

38         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Non-Equity Incentive Plan Awards

Under the AIP, the CEO and the other Executive Officers may earn a non-equity incentive award for each year of up to a total of 400% and 300%, respectively, of the Executive Officer’s base salary. The threshold, target and maximum award amounts for 2018 are reported in column (c), column (d) and column (e), respectively.

Equity Incentive Plan Awards

Restricted Stock Units

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of RSUs may be granted based on Nucor’s ROE for the prior year. The awards vest annually over the three-year period following the date of grant or upon retirement. The RSUs were granted on June 1, 2018 and are reported in column (i).

Stock Options

The Committee granted Executive Officers stock options to purchase shares of Nucor common stock reported in column (j) at an exercise price of $65.80. The stock options become vested and exercisable on June 1, 2021.

Long-Term Incentive Plan

The range of potential awards for the LTIP performance period January 1, 2018 through December 31, 2020 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock.

Actual performance for the LTIP performance period ended December 31, 2017 resulted in cash payments and awards of restricted shares on March 10, 2018 as follows:

Name	Shares Issued (#)	Cash Paid ($)
John J. Ferriola	12,477	793,292
James D. Frias	4,855	308,723
Ladd R. Hall	4,720	300,129
Raymond S. Napolitan, Jr.	3,897	247,771
R. Joseph Stratman	4,720	300,129
James R. Darsey	4,495	285,849

All Executive Officers were 55 or older as of March 10, 2018; therefore, the restricted shares vested upon issuance. These shares were granted at the beginning of the performance period, January 1, 2015, and are therefore not reported in the Grants of Plan-Based Awards Table for 2018.

    2019 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End Table

The table below shows the outstanding equity awards for each Executive Officer on December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
John J. Ferriola	65,061			42.34	5/31/21	209,231	(3)	10,840,258	70,462	(4)	3,650,636
	87,719			35.76	5/31/22				23,392	(5)	1,211,940
	266,134			44.51	5/31/23
	228,832			50.63	5/31/24
	341,588			47.59	5/31/25
		438,596	(2)	48.80	5/31/26
		317,208	(6)	59.07	5/31/27
		116,124	(7)	65.80	5/31/28
James D. Frias	39,920			44.51	5/31/23	115,622	(8)	5,990,376	23,572	(4)	1,221,265
	34,324			50.63	5/31/24				8,904	(5)	461,316
	51,238			47.59	5/31/25
		65,789	(2)	48.80	5/31/26
		47,581	(6)	59.07	5/31/27
		16,589	(7)	65.80	5/31/28
Ladd R. Hall	51,238			47.59	5/31/25	103,900	(9)	5,383,059	21,420	(4)	1,109,770
		65,789	(2)	48.80	5/31/26				8,094	(5)	419,350
		47,581	(6)	59.07	5/31/27
		16,589	(7)	65.80	5/31/28
Raymond S. Napolitan, Jr.	34,324			50.63	5/31/24	71,869	(10)	3,723,533	20,586	(4)	1,066,561
	51,238			47.59	5/31/25				7,422	(5)	384,534
		65,789	(2)	48.80	5/31/26
		47,581	(6)	59.07	5/31/27
		16,589	(7)	65.80	5/31/28
R. Joseph Stratman	34,324			50.63	5/31/24	106,579	(11)	5,521,858	22,609	(4)	1,171,372
	51,238			47.59	5/31/25				8,544	(5)	442,665
		65,789	(2)	48.80	5/31/26
		47,581	(6)	59.07	5/31/27
		16,589	(7)	65.80	5/31/28
James R. Darsey	39,920			44.51	5/31/23	—		—	2,975	(4)	154,135
	34,324			50.63	5/31/24				3,822	(5)	198,018
	51,238			47.59	5/31/25
	65,789			48.80	5/31/26
	47,581			59.07	5/31/27
	33,178			65.80	5/31/28
(1)	The awards have been valued using the December 31, 2018 closing price of Nucor common stock of $51.81.

(2)	Represents stock options vesting on June 1, 2019.

(3)	Represents RSUs vesting as follows: 34,196 units vesting on June 1, 2019; 27,365 units vesting on June 1, 2020; 21,723 units vesting on June 1, 2021; and 125,947 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Committee.

(4)	Represents the expected number of shares that will be earned under the LTIP for the 2018-2020 performance period valued using the December 31, 2018 closing price of Nucor common stock of $51.81. The expected number of shares that will be earned has been calculated based on performance through December 31, 2018. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor common stock after the end of the performance period.

(5)	Represents the expected number of shares that will be earned under the LTIP for the 2017-2019 performance period valued using the December 31, 2018 closing price of Nucor common stock of $51.81. The expected number of shares that will be earned has been calculated based on performance through December 31, 2018. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor common stock after the end of the performance period.

(6)	Represents stock options vesting on June 1, 2020.

(7)	Represents stock options vesting on June 1, 2021.

(8)	Represents RSUs vesting as follows: 13,897 units vesting on June 1, 2019; 11,848 units vesting on June 1, 2020; 10,155 units vesting on June 1, 2021; and 79,722 units vesting upon Mr. Frias’ retirement as defined in the CD&A with the prior approval of the Committee.

(9)	Represents RSUs vesting as follows: 12,110 units vesting on June 1, 2019; 10,062 units vesting on June 1, 2020; 8,369 units vesting on June 1, 2021; and 73,359 units vesting upon Mr. Hall’s retirement as defined in the CD&A with the prior approval of the Committee.

(10)	Represents RSUs vesting as follows: 12,110 units vesting on June 1, 2019; 10,062 units vesting on June 1, 2020; 8,369 units vesting on June 1, 2021; and 41,328 units vesting upon Mr. Napolitan’s retirement as defined in the CD&A with the prior approval of the Committee.

(11)	Represents RSUs vesting as follows: 13,003 units vesting on June 1, 2019; 10,955 units vesting on June 1, 2020; 9,262 units vesting on June 1, 2021; and 73,359 units vesting upon Mr. Stratman’s retirement as defined in the CD&A with the prior approval of the Committee.

40         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2018. Stock awards vested in 2018 are comprised of restricted stock granted under the LTIP for the performance period ended December 31, 2017 and RSUs issued in 2015, 2016 and 2017. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2018, all Executive Officers were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ended December 31, 2017. For Mr. Darsey, stock awards vested in 2018 also include RSUs that vested upon his retirement.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John J. Ferriola	—	—	31,954	2,094,672
James D. Frias	39,037	1,013,876	10,697	703,584
Ladd R. Hall	113,281	2,433,837	10,562	694,448
Raymond S. Napolitan, Jr.	—	—	9,739	638,747
R. Joseph Stratman	39,920	880,333	10,562	694,448
James R. Darsey	39,037	981,168	111,201	7,421,978

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)		(c)		(d)	(e)	(f)
James D. Frias	388,312	(2)	97,078	(3)	(512,783)	—	2,143,308	(4)
Ladd R. Hall	588,336	(5)	147,084	(6)	(410,606)	—	1,634,869	(7)
Raymond S. Napolitan, Jr.	323,669	(8)	80,917	(9)	(200,894)	—	789,378	(10)
R. Joseph Stratman	621,031	(11)	155,258	(12)	(177,428)	—	598,861	(13)

(1)	Represents the decrease in the value of the units due to the change in Nucor’s common stock price from $63.58 at December 31, 2017 and $67.16 at March 9, 2018 to $51.81 at December 31, 2018.

(2)	Represents the value of 5,782 common stock units deferred by Mr. Frias under the 2017 AIP valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(3)	Represents the value of 1,445 additional common stock units granted to Mr. Frias as a 25% match of the units deferred under the 2017 AIP. The units have been valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(4)	Represents 41,369 deferred units valued using the closing price of Nucor common stock of $51.81 on December 31, 2018. Of the amount shown, $1,620,004 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years.

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COMPENSATION DISCUSSION AND ANALYSIS

(5)	Represents the value of 8,760 common stock units deferred by Mr. Hall under the 2017 AIP valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(6)	Represents the value of 2,190 additional common stock units granted to Mr. Hall as a 25% match of the units deferred under the 2017 AIP. The units have been valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(7)	Represents 31,555 deferred units valued using the closing price of Nucor common stock of $51.81 on December 31, 2018. Of the amount shown, $1,811,804 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years. The amount shown exceeds the amount reported in the Summary Compensation Tables by $176,935, which is equal to the net decrease in value of the deferred units since Mr. Hall began deferring under the AIP.

(8)	Represents the value of 4,819 common stock units deferred by Mr. Napolitan under the 2017 AIP valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(9)	Represents the value of 1,205 additional common stock units granted to Mr. Napolitan as a 25% match of the units deferred under the 2017 AIP. The units have been valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(10)	Represents 15,236 deferred units valued using the closing price of Nucor common stock of $51.81 on December 31, 2018. Mr. Napolitan is a named executive officer for the first time in 2018; therefore, none of the amount shown has been reported in the Summary Compensation Tables of Nucor proxy statements for previous years.

(11)	Represents the value of 9,247 common stock units deferred by Mr. Stratman under the 2017 AIP valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(12)	Represents the value of 2,312 additional common stock units granted to Mr. Stratman as a 25% match of the units deferred under the 2017 AIP. The units have been valued using the closing price of Nucor common stock of $67.16 on March 9, 2018, the date the units were issued.

(13)	Represents 11,559 deferred units valued using the closing price of Nucor common stock of $51.81 on December 31, 2018. Of the amount shown, $776,289 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years. The amount shown exceeds the amount reported in the Summary Compensation Tables by $177,428, which is equal to the decrease in value of the deferred units during 2018.

Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code previously limited the deductibility of non-performance-based compensation paid to certain executives, including our CEO and our three other most highly compensated officers (other than our Chief Financial Officer), to $1 million annually. We took this limitation, among other factors, into consideration in structuring our annual bonuses and long-term incentive awards (other than RSUs) so that they would qualify for the exception to this limitation for performance-based compensation and these amounts would be fully deductible for income tax purposes.

The U.S. tax reform legislation that became law at the end of 2017 made significant changes to Section 162(m), including expanding the group of executives subject to the $1 million deduction limit to include our Chief Financial Officer and certain other individuals and eliminating the performance-based compensation exception to that limit. The rules and regulations promulgated under Section 162(m) are complicated and may change from time to time, and the scope of the transition relief provided in connection with the repeal of the performance-based exemption is limited. As a result, there is no guarantee that compensation paid under our compensation programs will be deductible.

The Compensation Committee will continue to consider tax implications (including the lack of deductibility under Section 162(m)) among other relevant factors in designing and implementing our executive compensation programs. The Committee will continue to monitor taxation, applicable incentives, standard practice in our industry, and other factors and adjust our executive compensation programs as needed.

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COMPENSATION DISCUSSION AND ANALYSIS

Post-Termination Compensation Benefits

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits, to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements.    Nucor has entered into a non-compete and non-solicitation agreement with each Executive Officer. Pursuant to these agreements, Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from Nucor during the non-competition period. The agreements with Executive Officers also restrict the disclosure of confidential information and prohibit Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by Executive Officers during their employment with Nucor will be assigned to Nucor. Since Nucor began entering into the non-compete and non-solicitation agreements with its executive officers in 1999, no executive officer has left Nucor other than to retire.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the 12 months immediately preceding the termination of his employment, divided by 12. If an Executive Officer who is receiving monthly installment payments dies within 12 months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first 12 months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies 12 or more months following termination of his employment.

Severance Benefits.    Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, then the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (i) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (ii) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, then the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits.    Nucor provides Executive Officers the following benefits in the event of a change in control of Nucor. The benefits do not result in Executive Officers receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in Nucor’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive Officer, 2.5 in the case of the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP are equal to 150% and 137.5% of base salary for the Chief Executive Officer and for all other Executive Officers, respectively. The target award under the LTIP is equal to 50% of the plan’s maximum award payout. In addition, Executive Officers participating in Nucor’s severance plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the Chief Financial Officer and 24 months for all other Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•

Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested stock options and RSUs, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, Executive Officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments. No tax gross ups are provided.

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COMPENSATION DISCUSSION AND ANALYSIS

Post-Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to each Executive Officer (other than Mr. Darsey) if his employment had terminated on December 31, 2018. All Executive Officers were retirement-eligible as of December 31, 2018. The amounts included in the table for Mr. Darsey are the amounts payable to him in connection with his retirement on June 9, 2018.

Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Disability ($)	Death ($)	Change In Control ($)
John J. Ferriola	Non-compete–cash	9,408,000	9,408,000	9,408,000	9,408,000	9,408,000	—	9,408,000
	Severance–cash	3,251,435	3,251,435	3,251,435	—	3,251,435	3,251,435	23,707,022
	Vesting of restricted stock	—	10,840,258	—	—	10,840,258	10,840,258	10,840,258
	Vesting of stock options	—	1,320,174	—	—	1,320,174	1,320,174	1,320,174
	Restricted stock units–cash	—	—	—	—	—	—	5,600,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	35,859
	Total	12,659,435	24,819,867	12,659,435	9,408,000	24,819,867	15,411,867	50,911,313
James D. Frias	Non-compete–cash	3,702,720	3,702,720	3,702,720	3,702,720	3,702,720	—	3,702,720
	Severance–cash	1,260,668	1,260,668	1,260,668	—	1,260,668	1,260,668	6,856,716
	Vesting of restricted stock	—	5,990,376	—	—	5,990,376	5,990,376	5,990,376
	Vesting of stock options	—	198,025	—	—	198,025	198,025	198,025
	Restricted stock units–cash	—	—	—	—	—	—	2,800,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	35,120
	Total	4,963,388	11,151,789	4,963,388	3,702,720	11,151,789	7,449,069	19,582,957
Ladd R. Hall	Non-compete–cash	3,364,704	3,364,704	3,364,704	3,364,704	3,364,704	—	3,364,704
	Severance–cash	1,567,353	1,567,353	1,567,353	—	1,567,353	1,567,353	5,006,361
	Vesting of restricted stock	—	5,383,059	—	—	5,383,059	5,383,059	5,383,059
	Vesting of stock options	—	198,025	—	—	198,025	198,025	198,025
	Restricted stock units–cash	—	—	—	—	—	—	2,800,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	37,348
	Total	4,932,057	10,513,141	4,932,057	3,364,704	10,513,141	7,148,437	16,789,497
Raymond S. Napolitan, Jr.	Non-compete–cash	3,233,664	3,233,664	3,233,664	3,233,664	3,233,664	—	3,233,664
	Severance–cash	897,572	897,572	897,572	—	897,572	897,572	4,722,821
	Vesting of restricted stock	—	3,723,533	—	—	3,723,533	3,723,533	3,723,533
	Vesting of stock options	—	198,025	—	—	198,025	198,025	198,025
	Restricted stock units–cash	—	—	—	—	—	—	2,800,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	23,906
	Total	4,131,236	8,052,794	4,131,236	3,233,664	8,052,794	4,819,130	14,701,949
R. Joseph Stratman	Non-compete–cash	3,551,520	3,551,520	3,551,520	3,551,520	3,551,520	—	3,551,520
	Severance–cash	1,290,298	1,290,298	1,290,298	—	1,290,298	1,290,298	5,266,130
	Vesting of restricted stock	—	5,521,858	—	—	5,521,858	5,521,858	5,521,858
	Vesting of stock options	—	198,025	—	—	198,025	198,025	198,025
	Restricted stock units–cash	—	—	—	—	—	—	2,800,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	28,096
	Total	4,841,818	10,561,701	4,841,818	3,551,520	10,561,701	7,010,181	17,365,629
James R. Darsey	Non-compete–cash	—	3,364,704	—	—	—	—	—
	Severance–cash	—	1,639,070	—	—	—	—	—
	Vesting of restricted stock	—	6,742,758	—	—	—	—	—
	Vesting of stock options	—	1,592,509	—	—	—	—	—
	Restricted stock units–cash	—	—	—	—	—	—	—
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	—
	Total	—	13,339,041	—	—	—	—	—

    2019 Proxy Statement    45

COMPENSATION DISCUSSION AND ANALYSIS

Pay Ratio Disclosure

SEC rules require that we provide a comparison of the 2018 annual total compensation of John J. Ferriola, our CEO, to the annual total compensation of the individual identified as our median paid employee. For purposes of providing the comparison in accordance with SEC rules, we identified a “median employee” and compared Mr. Ferriola’s annual total compensation to that of the median employee. For 2018, our last completed fiscal year:

•	Mr. Ferriola’s annual total compensation was $15,559,469.

•	Our median employee’s annual total compensation was $106,097.

•	The ratio of Mr. Ferriola’s annual total compensation to our median employee’s annual total compensation was 147 to 1.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC rules. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.

Methodology.    SEC rules permit companies to identify the median paid employee once every three years as long as there has been no change in the company’s employee population or compensation arrangements that significantly impacts the pay ratio disclosure. As we have had no such material changes in our organization from 2017 (including, but not limited to, consideration of those employees originally excluded in a 2017 acquisition), we are employing the same methodology used last year, as described below. However, the employee identified at median in 2017 has had a material change in compensation due to promotion. As such, we identified a substantially similar employee from 2017 for use in calculating 2018 annual total compensation for this year’s pay ratio disclosure.

Date Used to Determine Employee Population.    For purposes of identifying the median employee, we selected October 1, 2017 to be the date as of which we would determine our employee population.

Composition of Employee Population.    We determined that, as of October 1, 2017, we had 25,322 employees globally. Of that amount, 22,672 were U.S. employees and 2,650 were non-U.S. employees. In order to simplify the determination of the median employee and as permitted by SEC rules, we excluded 292 non-U.S. employees (approximately 1.2% of our employees) located in seven countries, comprising all of the employees in those countries, as set forth in the table below:

Country Excluded	Number of Employees Excluded
China	4
India	215
Mexico	22
Poland	2
Sri Lanka	38
Switzerland	10
United Arab Emirates	1

After excluding the 292 non-U.S. employees, we determined the identity of our median employee from a population of 25,030 employees, including 22,672 U.S. employees and 2,358 non-U.S. employees.

Given the availability of payroll data and the size, composition and global diversity of these 25,030 employees, we employed statistical sampling to assist in identification of the median employee. We stratified the employee population based on similarity of characteristics such as product line and geography into groups. We

46         2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

then took the natural log of compensation data for each employee within the group. From the lognormal data, we calculated median, standard deviation and variance of each group for the purposes of deriving sample sizes that fairly represented the grouping. Using this methodology, we generated a random sample of 4,464 employees. The group medians were then weighted by total group headcount relative to Nucor’s 25,030 employees to derive the median employee.

As permitted by SEC rules, the employee population data described above does not include approximately 122 employees of St. Louis Cold Drawn, Inc., an entity we acquired in September 2017.

Pay Data Used.    To identify the median employee, we derived compensation information from our payroll records for fiscal 2017. We used a consistently applied compensation measure (“CACM”), which included total taxable income, or equivalent. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for 2017. We annualized compensation for employees hired during 2017.

The employee whose CACM was at the median of the employee population, determined as described above, was the “median employee” for purposes of the comparison to Mr. Ferriola’s annual total compensation in 2017. As noted above, because the 2017 median employee has had a material change in compensation, we identified an employee substantially similar to the 2017 median employee for use in this year’s pay ratio calculation.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Compensation and Executive Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Christopher J. Kearney, Chairman

Lloyd J. Austin III

Patrick J. Dempsey

Victoria F. Haynes

Laurette T. Koellner

John H. Walker

    2019 Proxy Statement    47

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2018. There are no equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by stockholders (1)	6,809,874	(2)	$49.71	(3)	6,371,916	(4)
(1)	Includes the AIP, the LTIP, the 2005 Plan, the 2010 Plan and the 2014 Plan. The 2014 Plan, which replaced and superseded the 2010 Plan, provides that any awards made under the 2010 Plan remain outstanding in accordance with their terms. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan remain outstanding in accordance with their terms.

(2)	Includes 285,121 deferred stock units awarded and outstanding under the AIP; 155,021 deferred stock units awarded and outstanding under the LTIP; 967,065 stock options awarded and outstanding under the 2010 Plan; 2,860,630 stock options awarded and outstanding under the 2014 Plan; 264,461 RSUs awarded and outstanding under the 2005 Plan; 256,914 RSUs awarded and outstanding under the 2010 Plan; and 2,020,662 RSUs awarded and outstanding under the 2014 Plan.

(3)	Weighted average exercise price of awarded and outstanding stock options; excludes deferred stock units and RSUs.

(4)	Represents 426,498 shares reserved for settlement of awards that may be earned under the LTIP for performance periods in process as of December 31, 2017 but not completed as of December 31, 2018, no shares available under the 2005 Plan or the 2010 Plan, and 5,945,418 shares available for award in the future under the 2014 Plan.

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PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the 1934 Act, Nucor is requesting stockholder approval of the compensation of its Executive Officers in 2018, which is described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion of this Proxy Statement. This approval is not intended to address any specific item or element of compensation or the compensation of any particular Executive Officer, but rather the overall compensation of Executive Officers and the philosophy, principles and policies used to determine compensation.

Stockholders were most recently asked to approve the compensation of Nucor’s Executive Officers at the Company’s 2018 annual meeting of stockholders, and stockholders approved the Executive Officer compensation with more than 95% of the votes cast in favor. At the 2017 annual meeting of stockholders, the Company’s stockholders were asked to indicate whether future advisory stockholder votes on Executive Officer compensation should occur every one, two or three years. Based on the voting results, the Board adopted a policy that the Company will include an advisory stockholder vote on Executive Officer compensation in the Company’s proxy materials on an annual basis until the next required advisory stockholder vote on the frequency of advisory stockholder votes on Executive Officer compensation, which will occur no later than the Company’s annual meeting of stockholders in 2023.

As described in the “Compensation Discussion and Analysis” section, compensation for all employees at Nucor, including Executive Officers, is performance-based. Nucor pays for results. The executive compensation program is designed to pay above the market median when performance is outstanding and, conversely, to pay below the market median when performance is below Nucor’s peers. This is accomplished through a compensation program for Executive Officers that is balanced but highly leveraged — a significant portion of each Executive Officer’s potential compensation is variable and based on results achieved. Executive Officer compensation is earned under incentive plans that are based on Nucor’s performance and the value delivered to its stockholders. Stock ownership requirements and the design of the long-term incentives ensure that Executives Officers are significantly exposed to Nucor’s financial performance and changes in stock price, thereby aligning their interests with stockholders’ interests.

The Compensation and Executive Development Committee monitors and reviews the compensation program to ensure that it continues to support Nucor’s unique culture, including its ability to attract, retain and motivate its workforce. The Compensation and Executive Development Committee also regularly reviews the program to ensure that it is not reasonably likely to incentivize Executive Officers to take risks that could have a material adverse impact on Nucor. Stockholders are urged to read the “Compensation Discussion and Analysis” section, along with the compensation tables and the related narrative discussion, which more thoroughly discuss the Company’s compensation policies and procedures. The Compensation and Executive Development Committee and the Board believe that these policies and procedures are effective in implementing the Company’s overall compensation philosophy.

This vote is an advisory vote, which means that the stockholder vote on this proposal will not be binding on Nucor, the Compensation and Executive Development Committee or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Nucor, the Compensation and Executive Development Committee or the Board. However, the Compensation and Executive Development Committee and the Board value the opinions expressed by Nucor’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for Executive Officers.

Vote Recommendation

The Board of Directors recommends a vote FOR the below advisory resolution approving the compensation paid to Nucor’s Executive Officers in 2018. Unless otherwise specified, proxies will be voted FOR the resolution.

RESOLVED, that the compensation paid to Nucor’s Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion included in this Proxy Statement, is hereby APPROVED.

    2019 Proxy Statement    49

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING LOBBYING REPORT

We have been notified that Domini Impact Equity Fund (the “Fund”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of shares of the Company’s common stock held by the Fund will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Whereas, we believe in full disclosure of Nucor’s direct and indirect lobbying activities and expenditures to assess whether Nucor’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders of Nucor request the preparation of a report, updated annually, disclosing:

1.  Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.  Payments by Nucor used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.  Nucor’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.  Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Nucor is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Nucor’s website.

Supporting Statement

We encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Nucor spent $15,520,000 from 2010 — 2017 on federal lobbying. This figure does not include state lobbying, where Nucor lobbies but disclosure is uneven or absent. Nucor’s lobbying over steel tariffs has attracted media attention (“Navarro’s Ties to Nucor Highlight Trump Advisers’ Steel-Industry Connections,” Wall Street Journal, March 16, 2018.)

Nucor is on the board of the National Association of Manufacturers, which spent $79,550,014 on lobbying from 2010 — 2017 and helped found the Main Street Investors Coalition (MSIC). MSIC has been described as “a Washington organization that purports to represent the little guy ... And yet... The group is actually funded by big business interests that want to diminish the ability of pension funds and large 401(k) plans ... to influence certain corporate governance issues” (“What’s Behind a Pitch for the Little-Guy Investor? Big Money Interests,” New York Times, July 24, 2018). Nucor does not disclose its trade association memberships and payments, nor the portions used for lobbying. Nucor also does not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as supporting the American Legislative Exchange Council (ALEC).

We are concerned that Nucor’s lack of trade association and ALEC disclosure presents business and reputational risks. For example, Nucor’s payments to an Alabama nonprofit have drawn scrutiny (“Alabama Corruption Trial Drags Special Interests into the Light,” AL.com, July 3, 2018). Over 100 companies have publicly left ALEC, including 3M, Deere and Emerson Electric.

50         2019 Proxy Statement

STOCKHOLDER PROPOSAL REGARDING LOBBYING REPORT

Nucor’s Statement in Opposition to the Proposal

The Board of Directors recommends a vote AGAINST this stockholder proposal. Although the Board supports transparency and accountability with respect to Nucor’s lobbying activities and expenditures, we believe that adopting the proposal is unnecessary and would not be in the best interests of Nucor or our stockholders. This position was supported by our stockholders who defeated virtually identical proposals submitted by the Fund at each of the Company’s last three annual meetings of stockholders.

We believe that the interests and well-being of Nucor, our stockholders, our employees and our nation mandate our active engagement in the public policy decision-making process. Because our business is subject to extensive regulation at all levels of government, we support legislative and regulatory actions that further Nucor’s long-term business strategies, and we oppose any unreasonable, unnecessary or overly burdensome actions that threaten Nucor’s strategic success. More fundamentally, we believe that a healthy manufacturing industry is critical to the strength of our country’s economy. For that reason, we actively promote government policies that address the multitude of international, national and state issues that challenge the U.S. manufacturing industry, including trade practices in violation of global trade rules, currency manipulation, and tax and overly burdensome regulatory policies that sap the health and vitality of our manufacturing companies.

Nucor takes a multi-faceted approach to political engagement. First, we utilize our unique industry position to engage in direct outreach efforts to ensure that our country’s citizens and leaders understand the challenges facing our economy, our industry and Nucor. Through advertisements, articles and other methods, we provide information and thought leadership to promote an improved grassroots understanding of issues of critical importance. For example, we created a page on our website discussing the importance of our country’s manufacturing economy (located at www.nucor.com/public-affairs), which facilitates direct communication with the public at large regarding issues that impact Nucor and our entire country. As appropriate, Nucor also engages in lobbying activities that ensure the Company’s interests are adequately considered by federal, state and local government leaders. Nucor’s lobbying activities are subject to comprehensive regulation at both the federal and state levels. Federal law requires the filing of regular, detailed reports with the U.S. Senate and the U.S. House of Representatives disclosing general and specific lobbying activities that are undertaken on our behalf. Such reports are available to the public at https://www.senate.gov/legislative/lobbyingdisc.htm and https://lobbyingdisclosure.house.gov. State lobbying activities also are subject to detailed registration and disclosure requirements, and such reports are also publicly available through the applicable state authorities. Nucor is fully committed to complying with all laws applicable to the Company’s lobbying activities.

Second, like most major corporations, Nucor contributes to, and maintains memberships in, various trade associations and other organizations that we believe share and will further the goals of Nucor and benefit our stockholders. Such associations and organizations provide both a useful forum for discussing issues of general industry significance and a powerful platform for advocating positions on issues of importance to the members. While associations and organizations in which Nucor is a member may from time to time take positions on issues that are not representative of the Company’s position, on the whole we believe that Nucor’s membership in such associations and organizations is in the long-term interests of Nucor and our stockholders.

The Board opposes the proposal because we believe that existing restrictions imposed, and reports required, by federal and state law together with Nucor’s existing internal compliance and decision-making processes strike the appropriate balance between disclosure of Nucor’s lobbying activities and expenditures and protection of Nucor’s strategic and confidential information. All of Nucor’s lobbying and advocacy activities are managed by the Company’s Public Affairs Department, which ensures not only that such activities comply with applicable law but also that all activities further the long-term interests of Nucor and our stockholders. Further, the Board annually reviews the Company’s lobbying activities, including related expenditures and initiatives, discusses these activities with management, and provides oversight regarding such activities.

Finally, we believe that the additional disclosure requested by the Fund could put Nucor at a competitive disadvantage by revealing our long-term business strategies and objectives. Given that competitors, unions and other parties with interests adverse to Nucor also engage in the political process to further their own business or strategic priorities, we believe unilaterally imposing expanded disclosure and reporting requirements on Nucor would benefit these third parties to the detriment of Nucor and our stockholders.

    2019 Proxy Statement    51

STOCKHOLDER PROPOSAL REGARDING LOBBYING REPORT

Vote Recommendation

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

52         2019 Proxy Statement

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING POLITICAL SPENDING REPORT

We have been notified that First Affirmative Financial Network, LLC, on behalf of its client, Waterglass, LLC (the “Proponent”), intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of shares of the Company’s common stock held by the Proponent will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor Corporation Political Disclosure Shareholder Resolution

Resolved, that the shareholders of Nucor Corporation (“Nucor” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.  Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.  Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.  The identity of the recipient as well as the amount paid to each; and

b.  The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Nucor, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “Disclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show Nucor has contributed at least $570,000 in corporate funds since the 2010 election cycle (CQMoneyLine: http://moneyline.cq.com; National Institute on Money in State Politics: http://www.followthemoney.org).

However, relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including International Paper Co., Northrop Grumman Corp., and 3M Co., which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

    2019 Proxy Statement    53

STOCKHOLDER PROPOSAL REGARDING POLITICAL SPENDING REPORT

Nucor’s Statement in Opposition to the Proposal

The Board of Directors recommends a vote AGAINST this stockholder proposal. Although the Board supports transparency and accountability with respect to Nucor’s political contributions and expenditures, we believe that adopting the proposal is unnecessary and would not be in the best interests of Nucor or our stockholders. This position was supported by our stockholders who defeated substantially similar proposals at the Company’s 2010 and 2015 annual meetings of stockholders.

We believe that the interests and well-being of Nucor, our stockholders, our employees and our nation mandate our active engagement in the public policy decision-making process. Because our business is subject to extensive regulation at all levels of government, we support legislative and regulatory actions that further Nucor’s long-term business strategies, and we oppose any unreasonable, unnecessary or overly burdensome actions that threaten Nucor’s strategic success. More fundamentally, we believe that a healthy manufacturing industry is critical to the strength of our country’s economy. For that reason, we actively promote government policies that address the multitude of international, national and state issues that challenge the U.S. manufacturing industry, including trade practices in violation of global trade rules, currency manipulation, and tax and overly burdensome regulatory policies that sap the health and vitality of our manufacturing companies.

Nucor takes a multi-faceted approach to political engagement. First, we utilize our unique industry position to engage in direct outreach efforts to ensure that our country’s citizens and leaders understand the challenges facing our economy, our industry and Nucor. Through advertisements, articles and other methods, we provide information and thought leadership to promote an improved grassroots understanding of issues of critical importance. For example, we created a page on our website discussing the importance of our country’s manufacturing economy (located at www.nucor.com/public-affairs), which facilitates direct communication with the public at large regarding issues that impact Nucor and our entire country. As appropriate, Nucor also engages in the political process to ensure the Company’s interests are adequately considered by federal, state and local government leaders. Nucor is fully committed to complying with all applicable laws regarding political contributions and expenditures. Direct corporate funding to make political contributions or expenditures, when permitted at all, is subject to extensive governmental regulation and public disclosure requirements. The majority of Nucor’s political contributions and expenditures are not funded by corporate resources, but instead are made by our nonpartisan political action committees (“PACs”), which are funded primarily by voluntary employee contributions. In certain limited circumstances in states where direct corporate political contributions or expenditures are permitted, Nucor may make direct corporate contributions or expenditures.

Nucor’s PACs are subject to comprehensive regulation by both federal and state governments. Federal law prohibits direct corporate contributions to candidates or political committees and requires filing regular reports with the Federal Election Commission (the “FEC”), which has detailed disclosure requirements for the political contributions or expenditures by federal PACs. These reports, which are publicly available on the FEC’s website (www.FEC.gov), itemize the Nucor federal PAC’s receipts and disbursements for federal political contributions and expenditures, including all political contributions over $200 and contributions to the PACs of trade associations and other tax-exempt organizations. Federal law also requires any person, including a corporation, which spends more than $10,000 on electioneering communications within a calendar year to file a disclosure statement with the FEC. That statement must not only identify the person making the expenditure, but also disclose the amount of the expenditure, the candidates and elections to which the communication was directed and the names of the major contributors.

Political contributions and expenditures by Nucor’s state PACs are also subject to the regulatory and public disclosure requirements of state governments. Information regarding contributions and expenditures made by Nucor’s PACs in support of state political activity is also publicly available through the relevant state agencies.

Second, like most major corporations, Nucor contributes to, and maintains memberships in, various trade associations and other organizations that we believe share and will further the goals of Nucor and benefit our stockholders. Such associations and organizations provide both a useful forum for discussing issues of general industry significance and a powerful platform for advocating positions on issues of importance to the members. While associations and organizations in which Nucor is a member may from time to time take positions on issues that are not representative of the Company’s position, on the whole we believe that Nucor’s membership in such associations and organizations is in the long-term interests of Nucor and our stockholders.

54         2019 Proxy Statement

STOCKHOLDER PROPOSAL REGARDING POLITICAL SPENDING REPORT

The Board opposes the proposal because we believe that existing restrictions imposed, and reports required, by federal and state law together with Nucor’s existing internal compliance and decision-making processes strike the appropriate balance between disclosure of Nucor’s political contributions and expenditures and protection of Nucor’s strategic and confidential information. All of Nucor’s political spending and advocacy activities are managed by the Company’s Public Affairs Department, which ensures not only that such activities comply with applicable law but also that all activities further the long-term interests of Nucor and our stockholders. In addition, Nucor’s Standards of Business Conduct and Ethics (which are posted on the “Governance” portion of the Company’s website, www.nucor.com/leadership), which apply to all employees, officers and directors of the Company, provide that political contributions by Nucor may only be made through one of the Company’s legally established federal or state PACs or in consultation with Nucor’s corporate office and that employee contributions to one of Nucor’s PACs may only be made on a voluntary basis. Further, the Board annually reviews the Company’s political spending activities, discusses these activities with management, and provides oversight regarding such activities.

Finally, we believe that the additional disclosure requested by the Proponent could put Nucor at a competitive disadvantage by revealing our long-term business strategies and objectives. Given that competitors, unions and other parties with interests adverse to Nucor also engage in the political process to further their own business or strategic priorities, we believe unilaterally imposing expanded disclosure and reporting requirements on Nucor would benefit these third parties to the detriment of Nucor and our stockholders.

Vote Recommendation

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

    2019 Proxy Statement    55

OTHER MATTERS

Discretionary Voting by Proxy Holders

The Board of Directors does not intend to present any matters at the Annual Meeting other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the Annual Meeting, or any adjournment or postponement thereof, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy card may vote such proxy on the matter as they may determine in their discretion.

Stockholder Proposals for the 2020 Annual Meeting of Stockholders

Any stockholder proposal intended to be included in Nucor’s proxy statement and form of proxy relating to the 2020 annual meeting of stockholders must be in writing and received by the Company not later than November 23, 2019. Any such stockholder proposal must also comply with Rule 14a-8 of the 1934 Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our principal executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211, or faxed to her attention at (704) 943-7207. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any stockholder proposal intended to be presented at the 2020 annual meeting of stockholders, but that will not be included in Nucor’s proxy statement and form of proxy relating to the 2020 annual meeting of stockholders, must be delivered in writing to our Corporate Secretary at the Company’s principal executive offices not later than the close of business on the 120th day before the first anniversary of the Annual Meeting nor earlier than the close of business on the 150th day before the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of Nucor’s Bylaws (other than proposals submitted pursuant to Rule 14a-8) must be delivered no earlier than December 11, 2019 and no later than January 10, 2020. However, in the event that the date of the 2020 annual meeting of stockholders is more than 30 days before or more than 60 days after May 9, 2020, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of the 2020 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals (including proxy access director nominations) must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the Bylaws. A copy of Nucor’s Bylaws may be obtained by writing to the Company’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211.

Solicitation and Expenses

Nucor will bear the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. Nucor has retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from the Company’s stockholders for a fee of $15,000 plus reimbursement of reasonable expenses. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of this Proxy Statement and the annual report, or the notice regarding the availability of proxy materials on the Internet, as applicable, is being delivered to stockholders residing at the same address unless such stockholders have notified the Company of their desire to receive multiple copies of proxy statements, annual reports or notices.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement and the annual report, or the notice regarding the availability of proxy materials on the Internet, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this

56         2019 Proxy Statement

OTHER MATTERS

Proxy Statement, the annual report or the notice and/or requests for multiple copies of the proxy statement, the annual report or the notice in the future should be directed to Nucor’s Corporate Secretary at our principal executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 and (704) 366-7000.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement, the annual report or the notice regarding the availability of proxy materials on the Internet may contact Nucor’s Corporate Secretary at our principal executive offices to request that only a single copy of the proxy statement, the annual report or the notice be mailed in the future.

Miscellaneous

The information referred to in this Proxy Statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the 1934 Act, except to the extent that the Company specifically requests that it be treated as “soliciting material,” and (ii) shall not be deemed to be incorporated by reference into any filing by Nucor under the 1934 Act or the Securities Act of 1933, except to the extent that the Company specifically incorporates it by reference.

By order of the Board of Directors,

John J. Ferriola

Chairman, Chief Executive Officer and President

March 22, 2019

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE VIA THE INTERNET,

BY TELEPHONE OR BY MAIL.

    2019 Proxy Statement    57

NUCOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Nucor Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nucor Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65304-P17616-Z74034 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUCOR CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nucor’s Board of Directors recommends a vote FOR ALL NOMINEES.		☐	☐	☐
1.	Election of the seven nominees as directors
Nominees:
	01) Lloyd J. Austin III 02) Patrick J. Dempsey 03) John J. Ferriola 04) Victoria F. Haynes, Ph.D.	05) Christopher J. Kearney 06) Laurette T. Koellner 07) John H. Walker

To cumulate your vote for one or more of the listed nominees, mark the cumulative voting box below and write in your instructions on the reverse side. The cumulative number of votes you have is 7 times the number of shares of Common Stock you owned on March 11, 2019. All your votes may be cast for a single nominee or may be distributed among any number of nominees.

					Nucor’s Board of Directors recommends a vote FOR proposals 2 and 3.	For	Against	Abstain
					2. Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2019	☐	☐	☐
					3. Approval, on an advisory basis, of Nucor’s named executive officer compensation in 2018	☐	☐	☐
Nucor’s Board of Directors recommends a vote AGAINST proposals 4 and 5.

					4. Stockholder proposal regarding lobbying report	☐	☐	☐

					5. Stockholder proposal regarding political spending report	☐	☐	☐

If you wish to exercise cumulative voting, please mark the box to the right and write in your instructions on the reverse side.				☐

In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of proposals 1, 2 and 3 has been proposed by Nucor Corporation.

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign personally. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E65305-P17616-Z74034

NUCOR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) John J. Ferriola and James D. Frias, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Nucor Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 9, 2019, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the stockholders(s). If no such directions are made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the board of directors, FOR proposals 2 and 3, AGAINST proposals 4 and 5 and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE